SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 10, 2006
Date of Report (date of earliest event reported):

PETRAMERICA OIL, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-51046	84-1039067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

One Harbor Drive, Suite 300
Sausalito, California 94965
(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 339-4600

2560 West Main Street, Suite 200
Littleton, Colorado 80120
(Former name or former address, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                Completion of Acquisition or Disposition of Assets

On July 10, 2006, the Registrant exchanged, pursuant to an Exchange Agreement with Triton Distribution Systems, Inc. (“Triton”), an aggregate of 36,754,041 shares of its common stock for all 29,550,000 shares of the outstanding common stock of Triton based upon an exchange rate of 1.2437916 shares of the Registrant for each share of Triton. Following the closing of the Exchange Agreement, there were 38,441,951 shares of the Registrant’s common stock outstanding and Triton became a wholly-owned subsidiary of the Registrant. The business, operations, management and other material information concerning Triton is set forth below in this Item 2.01. All references to the “Company,” “Triton,” “we” or “us” refer to the now combined operations of the Registrant and Triton.

SUMMARY INFORMATION

Overview

Triton is a “next generation” web-based travel services distribution company that is in the development stage but anticipates generating revenue in the near future. We have developed proprietary technology that we believe provides us with considerable pricing advantages, better distribution methods and superior travel product offerings compared to our established competitors. The travel marketplace is a global arena in which millions of “buyers” (travel agents and consumers) and “sellers” (hotels, airlines, car rental agencies, cruise ship lines, tour operators and entertainment companies) intersect. Among the systems available to buyers in their search for travel options, availability and rates are Global Distribution Systems companies (known as “GDSs”), which are accessible by travel agents, and Internet travel website companies such as Cendant Corp.’s Orbitz, Expedia, Inc.’s Expedia.com and Sabre Holdings Corp.’s Travelocity, which are accessed by consumers. These systems electronically connect a vast network of sellers and globally dispersed travel agents and consumers.

Our core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients. Unlike Orbitz, Expedia and Travelocity, the Company operates solely as a vendor to travel agents (or business-to-business, “B2B”) through web-based distribution systems. We favor the B2B market because we estimate and believe that 80% of global airline tickets are issued by travel agents and 70% of all travel is booked through travel agents. The Cruise Line International Association estimates that more than 90% of cruises are booked through travel agents. In the United States alone, the potential users of Triton’s services include 28,000 licensed travel agents, and an estimated 8,000,000 unlicensed, home-based agents. The number of licensed travel agents in China, where we conduct a large part of our initial operations, was estimated at 4,741 agents as of March 8, 2006, according to the International Association of Travel Agents. The same organization reported 129,437 licensed travel agents worldwide as of March 8, 2006.

Triton’s business model is designed so that the Company receives revenue streams from travel buyers (travel agents), sellers (primarily airlines, hotels, cruise ships and rental car agencies), and travelers, themselves. When consummating a booking, Triton charges the travel supplier a fraction of the fee charged by GDSs. For example, the per-segment fee Triton charges airlines is only about 25% of the fee charged by GDSs. Cruise and tour operators enjoy a similar reduction in fee per booking, compared to the fee charged by GDSs. We charge travel agents a modest initial set-up fee, a nominal per month access fee per user and a small customer service fee per reservation, and impose no transaction minimums or shortfall penalties. Thus, virtually all travel agents can afford to use the Triton system, whereas only the larger agencies and smaller, financially stronger ones can afford to use GDSs. The Triton system cuts the distribution costs for airlines and other travel sellers, and gives them access to significantly more travel agents and the travel agents’ clients. For early adopters and certain brand name clients, as a promotional inducement, the Company may waive fees or offer discounted pricing for the first year, or other initial period of time.

Industry Background and Trends

According to Plunkett Research, the worldwide travel market is estimated at over $3.5 trillion. As technology improves, travel sellers are seeking alternative and cost effective distribution methods for their short-term inventories over the Internet, and buyers are demanding more accessibility and lower prices. In the current environment, the average airline load factor is approximately 55% and average hotel occupancy rates are near 60%. With this industry-wide problem of excess capacity and high inventory levels, we believe the Internet is gaining stature as a broad, convenient, effective and preferred distribution channel.

The travel industry’s online sales are growing dramatically. In 2003, according to Travel Industry Worldwide, global online travel sales totaled approximately $80 billion. Jupiter Research predicted that by 2006, 17% of travel industry sales would occur online and, by 2010, online sales would represent 34% of all travel spending. The recent International Air Transportation Association initiative that called for a 100% conversion to e-tickets by 2007 is additional evidence of the growing importance of online sales in the travel industry.

Triton Products

Triton offers a broad-based suite of products that have been developed and refined over the course of the last six years. This suite consists of “Expert” products for travel agents including ReservationExpert™, CruiseExpert™ and TourExpert™; “Link” products for agency customers including ResLink™, CruiseLink™, TourLink™ and Red Dragon Express; and “Back-Office” agency products including IAR, TicketClient™, ItinClient™ and AccountingClient™. Triton’s technology is easy to adopt and use, requires minimal up-front outlays and training, and is available in 11 major languages including Simplified and Traditional Chinese, Korean, French, Spanish, Italian, German, Portuguese, English, Malay and Japanese.

In addition to these tools, Triton offers a recently developed product category (Web Services) that drives its new generation of Internet-based applications. Embedded in Web Services is our Travel Warehouse Inventory System Technology (“Tritontwist”), which is designed to be a common focal point at which buyers and sellers of travel-related products can meet to consummate travel transactions. At present, the majority of travel agents subscribe to only one GDS, and must lease GDS hardware that is dedicated to that particular system. However, with the introduction of Tritontwist, an agent can subscribe to Tritontwist and immediately gain access to multiple airlines, cruise vendors, tour vendors and many other vendors of travel services.

We continue to devote funding and personnel to research and product development and intend to enhance our existing product lines, as well as finance foreign joint ventures. Triton plans to develop new “add-ons” and extension modules in response to client needs and requests. Included in the Company’s development pipeline are booking systems for private corporate executive jets and regional air flights, air cargo carriers, railroad travel, ferries, private clubs and bed and breakfast establishments.

Travel Agreements

Triton has to date secured several major agreements with international airlines, hotels, cruise operators and other travel-related businesses. These potentially high-margin contracts may provide operating and financial visibility and serve as a foundation for future revenue. Near term, the most significant contracts are with NAITAS (National Association of Independent Travel Agents-Philippines), Malaysia Airlines (one of the world’s largest carriers), Carnival Cruise Lines, eLong Inc. and Yoee.com. In each case, the Company believes that its lower charges to book airline seats, hotel rooms and cruise cabins will result in travel agents and travel sellers booking through us rather than through the GDSs.

•      NAITAS. In February 2006, Triton signed a three-year marketing and distribution agreement with NAITAS, a group of 1,000 travel agencies located throughout the Philippines. NAITAS agreed to endorse and promote our system to all of its members and at least 60% of its member subscribers in the Philippines and elsewhere within 60 days of the execution of the agreement. We believe that this contract presents immediate revenue opportunities as NAITAS books approximately $900 million of airline reservations annually.

•      Malaysia Airlines. Another cornerstone of our revenue model is the recently negotiated distribution and services agreement with Malaysia Airlines. We believe this is a path-breaking agreement, because we believe it is the first between a major airline and a distribution system that is not a GDS. Malaysia Airlines has verbally advised us that it intends to direct its travel agents that are not currently on a GDS to begin processing their business through Triton. Over time, Malaysia Airlines has also verbally represented to us that it will require all of its travel agents currently using other GDSs to begin processing their business with Triton in parallel, or when their GDS contracts lapse. There can be no assurance that we will receive any such directed business from Malaysia Airlines. We estimate that Malaysia Airlines flies approximately 60 million segments on an annual basis. Malaysia Airlines is projected to release up to 18 million segments to Triton in the first year following the commencement of full operations.

•      Carnival Cruise Lines. We believe our agreement with Carnival Cruise Lines will contribute to revenue growth and will attract new travel agents. Triton is uniquely positioned in that it has full access, on a real-time basis, to Carnival’s worldwide inventory of cabins. As of February 2006, Carnival was the largest cruise company, with 13 cruise lines, 77 ships in operation and a passenger capacity of 132,082 lower berths.

•      eLong Inc. eLong is a leading online travel service provider in China, marketing hotel reservations direct to consumers in China. The nature of Triton’s marketing and distribution agreement with eLong provides us with access to the 2,800 hotel properties eLong services throughout China, allowing us to distribute their inventory to travel agents outside of China, and throughout the world.

•      Yoee.com. Yoee is a domestic airline ticket website in China and China’s largest single provider of domestic airline reservations and hotel and car inventory. Yoee markets this inventory directly to consumers in China. Because of restrictions on credit card charging and clearing, this marketing and distribution agreement with Yoee may provide Triton with some degree of exclusive distribution for a period of time. The agreement allows us to market Yoee’s inventory of 25 domestic Chinese airlines to travel agencies throughout the world. There can be no assurance that we will receive any such exclusive distribution from Yoee.

•      Galileo. We have entered into a service agreement with Galileo International which gives us immediate access to over 43,500 travel agencies worldwide, the ability to promote our Chinese hotel and airline inventory offerings through Galileo’s network and the opportunity to cross sell Galileo’s inventory to travel agencies in the Philippines, Malaysia and other developing countries. Currently, we are continuing discussions with additional airlines (including members of the Star Alliance), tour operators and other travel sellers in order to leverage our proprietary, scalable technology into widely diverse and continuing revenue streams.

•      SITA. The foundation of our Web Services is our arrangement with SITA. SITA, which is owned by the aviation community, is the leading provider of global telecommunications and information solutions to the air transportation industry. It provides voice and data services over a broad and extensive worldwide network, linking over 2,100 cities in more than 220 countries and territories. SITA comprises the communications backbone for 580 airlines, all major GDSs, computer reservations systems, all major airports, aerospace companies, logistics organizations and governments. Triton has entered into a software license and services agreement with SITA to provide a backbone communications network to connect available airline clientele. This arrangement enables us to provide travel agencies of all sizes with low-cost, direct connections to airlines and hotels, and effectively bypass the major GDSs.

Growth Strategy

Triton’s future expansion will be geographically driven. Initially, we intend to maximize our business development opportunities in Asia where Triton has already established and further identified a significant base of country-specific partners and travel vendors, particularly national flag carriers and major hotel operators. Our objective is to provide our foreign joint venture partners with Triton’s proprietary technology suite and management expertise, so they may drive the volume of transactions at the local level.

We believe that our Internet-based business model is highly scalable and can be replicated in several other important regions of the world. Once our Asia footprint is further operational, we intend to leverage our platform into the United States, then Europe, and then South America. The macroeconomic trends, such as high jet fuel and labor costs, airline and GDS deregulation, relatively low air fares, an industry-wide determination to cut distribution costs, and expansion of travel bookings over the Internet, favor Triton’s low-cost entry into these large, established and fully-addressable markets. Our strategy, which we are employing in Asia, of selling the airlines first and the travel agencies will follow, is anticipated to be transferable to Europe and South America, in particular, where many airlines are government owned or subsidized, and where there is central control over the distribution channels that travel agencies use.

Competition

Triton primarily competes with the four large GDS companies and considers itself an emerging new generation GDS. These four large GDSs are Sabre Inc., Amadeus Global Travel Distribution S.A., Galileo International Inc. and Worldspan, L.P. We believe that we have several distinct cost, pricing and service advantages over these multi-billion dollar GDS companies. This is principally because Triton was established in the Internet age and does not operate on a legacy mainframe technology platform designed 40 to 50 years ago. The backbone of the GDS technology is cumbersome, high-cost mainframe technology that is still used by these companies today. For the foreseeable future, GDSs must continue to depend on their archaic hardware and software platforms, and we believe the embedded nature of their infrastructures will not allow them to easily convert to newer, Internet-based technology. A conversion would simply be too costly and disruptive to the operations of their core businesses.

Triton is a web-based system and its servers directly connect to travel sellers’ databases and inventories. Travel agents access the system through their own computers over the Internet. Triton does not maintain mainframe computers or dedicated phone lines and does not need to install any equipment at any travel agency location because all applications and data are communicated over the Internet to the user’s personal computer. Our technology is fully developed, has been operating since 1999 and can accommodate large-scale volume with only modest additional capital expenditures and marketing costs.

BUSINESS

Corporate History

The development of the technology and screens for our online distribution system was initiated by Gregory Lykiardopoulos and other current management team members while they were affiliated with GRSNetwork, Inc. (“GRS”), a California corporation, which was founded in 1997. GRS’s original activities centered on creating various products for travel agents to streamline their businesses, including accounting systems, electronic reporting systems, a web-based engine, cruise products, management reports and system reporting applications. GRS produced software programs and sold them to independent travel agents, and also developed the software and website for an Internet-based system for distributing travel inventory from sellers to agents.

In 1999, GRS launched its online travel distribution service, with the original notion of recruiting U.S. travel agents that were too small to afford the minimum guarantees required by the major GDSs. In hindsight, the timing of this launch and the financial instability of smaller travel agents proved to be inopportune. By the end of 1999, the airlines in the United States completely eliminated the payment of commissions to travel agents. This high-impact decision, which was designed to reduce costs, actually caused many travel agencies to cease operations and also resulted in fewer bookings for U.S. airlines.

Two years later, the United States experienced the terrorism of 9/11; this catastrophic event only served to accelerate the financial decline of several major U.S.-based airlines and thousands of domestic travel agencies. Within this environment, GRS was further developing its proprietary product suite and was attempting to sign up individual travel agents, one at a time. Ultimately, GRS determined that the cost of attracting and maintaining smaller travel agencies was greater than the revenue streams that could be generated from this target market. After five years of trying to engineer a profitable business model, and having incurred significant operating losses and unpaid debt obligations, GRS went out of business in September 2004.

When GRS ceased operations, a secured lender held a security interest in all of the assets of GRS including its operating business, personal property and software technologies. In December 2005, an investor group formed TDS Acquisition, LLC, a Nevada limited liability company (“TDS”), and acquired the security position of the secured lender for an investment of $200,000 in cash. TDS foreclosed on the inactive assets in January 2006 and contributed them to Triton in exchange for shares. Subsequently, four affiliates of TDS loaned Triton an aggregate of $900,000 which was used for working capital and will be repaid using proceeds of the Company’s private placement. See Item 3.02.

These assets consisted of computers, servers, furniture and fixtures, as well as the technology to support the online distribution of travel services. TDS did not transfer any of the accounts of GRS. The Company intends to develop its own strategy and plans to pursue business, first in Asia, and then in other parts of the world.

Triton was established in January 2006. Triton commenced operations with an initial emphasis on Southeast Asia and intends to expand to other international locations, including South America and Europe. Unlike the travel industry in the United States, which is highly fragmented and decentralized, emerging countries in Asia have only one or two flagship airlines for international routes, the airlines are controlled by the government, their fleets have been modernized, the carriers are generally profitable, the travel agencies are clustered in large associations, and the government has considerable influence over decisions which affect bookings and the issuance of tickets to domestic and foreign travelers.

Triton has recently entered into several contracts which management believes will generate significant revenue and rapid scalability of the overall business. These contracts are expected to migrate, in bulk fashion, existing travel bookings away from the GDSs and onto Triton’s system, and provide worldwide exposure to travel agents by airlines, hotels, tour and cruise operators and other travel sellers to reduce the occurrence of unsold short-term inventory, and to lower marketing expense and increase efficiency. To date, NAITAS, Malaysia Airlines, Carnival Cruise Lines, Galileo International, eLong Inc. and Yoee have finalized material agreements with the Company. Further, Triton is conducting ongoing negotiations with other international airlines including Cathay Pacific Airways, Air China, Eva Air, Singapore Airlines and Thai Airways, the last two being members of the prestigious Star Alliance.

The core business of Triton is the electronic distribution of travel inventory, including airline seats, hotel rooms, rental cars, cruises and packaged tours, from travel sellers (airlines, hotels, car rental companies, cruise lines, tour operators and the like) and other travel service providers to travel agencies and consumers.

Travel agencies are beginning to use Triton as their launching pad for connecting to travel service providers, including GDSs. We are an Internet infrastructure technology company and provider of Internet-based business-to-business (B2B) distribution and portal travel procurement and supply solutions. A portal is a website that serves as a starting point to other destinations or activities on the Internet.

 Triton maintains a gateway switch that manages the traffic of travel inventory downloaded from multiple databases, simultaneously and in real time. The Company has a strategic alliance with SITA, which is headquartered in Geneva and is the largest worldwide provider of managed data and voice network services over a seamless single network. By virtue of the contract signed with SITA, Triton gained the ability to provide travel agencies of all sizes with a broader range of airlines and hotels at significantly lower operating costs. Our mission is to become the “fifth” U.S. Global Distribution System, along with Sabre, Amadeus, Worldspan and Galileo.

We offer a proprietary suite of products:  Expert products for travel agents including ReservationExpert, CruiseExpert and TourExpert; Link products for agency customers including ResLink, CruiseLink, TourLink and Red Dragon Express; and Back-Office agency products, including IAR, TicketClient, ItinClient and AccountingClient. Triton’s technology platform is easy to adopt and use, requires minimal up-front outlays and training, and is available in 11 major languages including Simplified and Traditional Chinese, Korean, French, Spanish, Italian, German, Portuguese, English, Malay and Japanese.

Travel Industry Background and Trends

The airline and general travel industries have dramatically changed since the 1960s. At that time, there was a virtual travel reservation monopoly controlled by the major United States and international airlines. These carriers had their own dedicated computer reservations systems with mainframe hardware and the generation of paper tickets. The Computer Reservation Systems developed by American Airlines, TWA (Northwest and Delta), United Airlines, Lufthansa and Air France became the GDSs. Then, after years of operation, the airlines ultimately sold their interests in the GDSs, principally for economic and antitrust reasons.

For decades, the B2B travel agent distribution industry has been dominated by the “big four” global distribution services companies:  Sabre Inc., wholly-owned by Sabre Holdings Corporation (NYSE: TSG); Amadeus Global Travel Distribution S.A.; Galileo International Inc., owned by Cendant Corporation (NYSE: CD); and Worldspan, L.P. There are six other smaller GDSs, all of which are mainframe-based, including Abacus, which operates solely in Asia.

The GDSs aggregate travel inventory from major airlines, hotels, auto rental companies and other travel sellers and distribute them to the large travel agents. Their significant disadvantage is that they are still operating with archaic legacy technology consisting of mainframe computers that house travel inventory; they install dedicated hardware at each travel agency location and connect this network worldwide with dedicated hard-wired telephone lines. These systems are very expensive and cumbersome to install and maintain, and they require training to use.

Each of the major GDSs employs thousands of employees worldwide servicing its vast array of equipment. Due to their high fixed costs of operation, GDSs are forced to charge the travel sellers significant fees and impose on the travel agents burdensome minimum requirements. For example, the GDSs charge the airlines an average of $8 to $12 per segment (a segment is a one-way trip between two points). The GDSs provide dedicated equipment to travel agents and require each travel agent to sign a multi-year contract that mandates the agent to produce a minimum number of segments per year. The GDSs also require the owners to personally guarantee these commitments and their contracts allow them to impose penalties and to take the agency and its owners to court to sue for failure to produce the required minimums. As a result, major travel sellers and travel agencies are the predominant users of the GDSs.

In addition, the airlines (particularly those that are foreign owned and operated) do not provide their entire inventory or best prices to the GDSs, and travel consolidators typically do not deal with GDSs because of their high charges. Often, the travel sellers keep their best inventory and prices for direct sales. Further, the GDSs’ databases are not in real time, up to the minute. When travel agents access them, they are viewing flight availability and fare information that is provided by the Official Airline Guide (“OAG”), Air Inc. and tapes from the airlines. With Triton, travel agents will experience more travel options at lower prices and are not captive to a specific GDS.

The chart below summarizes the distribution and cost of travel products through the traditional GDSs and through Triton:

With the advent of the Internet and personal computers, the industry is experiencing greater transparency and there is generally increased access to travel industry data, a broader selection of inventories and more comprehensive service for corporate and leisure travelers. Jupiter Research estimates that by 2008, 29% of managed corporate bookings will be made on the Internet, up from 12% in 2003. This is based on an increase in the number of companies mandating use of corporate online self-booking systems, and the entry of Priceline.com, Expedia, Cheaptickets.com, a subsidiary of Cendant, Travelocity, a subsidiary of Sabre, Orbitz, Hotels.com, Hotwire.com and TripAdvisor.com into the managed travel field. These companies differ from Triton in that they service the retail consumer and Triton provides products such as airline seats, hotel rooms and cabins on cruise ships directly, and only, to travel agents.

In the past several years and particularly since 9/11, the U.S. airline industry has been in turmoil. The major airlines are competing largely on price, and the prices of airline tickets have dropped significantly. The airlines are seeking every possible way to reduce costs and this includes the cost of marketing their tickets. The major GDSs can do little to lower fees to travel sellers because of their embedded fixed costs. U.S. airlines are seeking proposals from alternative GDSs that can distribute their tickets at lower fees and some airlines are canceling relationships with GDSs and are seeking to sell more of their inventory directly to consumers.

Many U.S. travel agencies have closed or consolidated and home-based businesses have increased in response to the disruptions of 9/11, lost commissions from U.S. airlines and the high minimum guarantees charged by GDSs. Prior to September 11, 2001, there were 37,000 licensed travel agencies in the United States. According to Airline Report Corporation, in January 2004, there were 28,000. Since then, that number has somewhat stabilized. More agents are becoming home-based or low-overhead small niche operations, and medium-sized agencies are consolidating or joining consortiums. Travel agents are experiencing pressure to find low-cost operating alternatives, while continuing to deliver quality services to their customers.

Four consecutive studies by Portland, Oregon-based Topaz International Ltd. show that business travelers save a significant amount of money by booking airline tickets through a professional travel consultant rather than purchasing on the Internet. The average agency-booked airfare during the recent test period was $478, while the average fare booked in cyberspace was $594, a savings of $116, or 20% (based on 19,000 transactions booked between January and June 2004). The study found lower fares on the Internet only 8% of the time, while 77% of the time the cost for the same itinerary was higher on Internet travel sites compared with a corporate travel agency.

While online bookings continue to grow, entrants into the online travel business are few. The trend is toward mergers and acquisitions. Remaining entrants who prevail will do so because of their ability to exploit new distribution channels linking suppliers and consumers, with an emphasis on both pricing and service. Entrants with justifiable business plans, scalable and recurring revenue streams and experienced but adaptable management teams will gain strong support in the marketplace. The key to survival will be scalable technology that supports both online distribution and traditional industry practices. The demand for Internet travel solutions is expected to continue with these needs being filled by new generation companies such as Triton.

Growth Strategy

The initial focus of our commercial strategy is the foreign travel market, particularly Southeast Asia. In general, the structure of the airline industry is much different in Asia, Europe and South America than it is in the United States as airlines continue to pay commissions to travel agents and have strong relationships with and/or control over many agencies. These travel agencies are either contracted with the airlines or are virtually owned by the state, the airline, or both. As a result, these travel agencies conduct their business largely according to the mandates of the airlines. This business practice is an important factor in the roll-out of Triton’s product suite, because the Company is able to sign up thousands of travel agents, representing millions of consumers, under bulk agreements.

According to Forrester Research (“Asia Pacific Airlines Are Bullish About the Web,” November 15, 2005), Asia Pacific airlines are optimistic regarding the web’s contribution to their businesses. Flag carriers expect the Internet to produce almost 16% of their 2005 revenue, reaching 42% by 2010. Unlike the airlines in the West, Asia Pacific airlines openly admit that travel agencies will sell the majority of online tickets over the next five years.

Recently, Triton has held discussions with Cathay Pacific, China Airlines, Emirates Airlines, Eva Air, Singapore Airlines, Air India, Gulf Air and Thai International, and believes it will be successful in establishing more contracts beyond its Malaysia Airlines agreement. The Company has also held discussions with the Star Alliance, which consists of 16 airlines: Air Canada, Air New Zealand, ANA, Asiana Airlines, Austrian, BMI, LOT Polish Airlines, Lufthansa, Scandinavian Airlines, Singapore Airlines, Spanair, TAP Portugal, Thai, United, U.S. Airways and Varig. In the Alliance, carriers range in size from passenger loads of 5 million per year (small) to 15-20 million per year (medium), to 50 million per year (large: Lufthansa and United). Several individual carriers have contacted Triton and requested proposals.

According to the Company’s research, in the United States market alone, in addition to more than 28,000 traditional Airline Reporting Corporation licensed/GDS linked travel agencies, there are more than 8,000 domestic non-GDS travel agencies. A large number of these non-GDS travel agencies are members of a consortium. Given our relatively low-cost operating structure, we also have the flexibility to negotiate favorable contractual terms for large travel consortia in order to add them to our subscriber base. We will also continue to focus development and marketing efforts on home-based and small to medium-sized agencies because our technology and pricing are attractive to this vital and growing segment, which is not being targeted by the GDSs or other major competitors.

Target Markets and Customers

With its automated technology and low-fee structure, we believe Triton is positioned to capture market share in large addressable markets. Our potential customers are: major airline carriers, small- to mid-sized airlines, local specialty airlines, intra-regional airlines, island-based carriers and airlines that do not have access to the GDS providers; U.S. domestic specialty airlines and all international carriers affiliated with the International Air Transportation Association; air consolidators that purchase bulk seats on major carriers and resell air travel at reduced pricing; property management vendors and suppliers, including all types of hotel chains, independent hotels, resorts, vacation lodgings and bed & breakfasts; car rental agencies; tour operators including bus tours, expeditions, walking tours, adventure packages, and all destination-based tour offerings; major cruise lines providing global sailing trips, regional cruise companies providing scenic or specialty cruises within a region, and special custom cruises such as Windjammer sailing trips or river cruises; and local service providers such as limousines, shuttles, ferries and other local modes of transportation typically needed by travelers.

In addition, we can potentially offer products to: home-based, mid-sized and certain “mega” travel agencies such as American Express and AAA; travel portals, including Orbitz, Expedia, Priceline and Travelocity; and hotel and entertainment portals such as Hotel.com and TicketMaster. Triton also can potentially distribute tickets to major amusement and theme parks, entertainment centers and a host of professional, collegiate and specialty sporting events such as Super Bowl, other major sporting events and Broadway tickets. These types of inventory are normally sold in conjunction with a traveler’s itinerary and specific places visited during a designated trip.

Products and Services

As an Internet distribution services company, Triton intends to offer a broad array of proprietary products and services in various target markets. These products and service offerings can be segmented into three categories:  (i) B2B products, (ii) portal products and (iii) web services.

The principal B2B product offerings of Triton consist of ReservationExpert™, CruiseExpert™ and TourExpert™. These proprietary products have the ability to translate the various command languages of the travel-based GDSs into one common command language (“lingua franca”) for travel procurement agents. Previously, this command language communicated with Apollo/Galileo and the Wordspan GDS platform, but now communicates with SITA and major airlines directly. With these products, a travel agent with little or no experience can execute travel-related transactions. Other competitive legacy system products of the existing GDS providers necessitate intensive training in several archaic languages before a user can become proficient in their applications.

These products support B2B e-commerce, including agent-based activities for booking travel, as well as “back office” functions associated with the operation of a travel agency. We have acquired a suite of user-friendly, point-and-click Internet-based B2B products for travel industry professionals (travel agencies, home-based agents and corporate travel departments) to easily access GDSs and to facilitate direct connections to travel sellers, make travel arrangements and sell travel products and services to end customers. GDS providers are the suppliers of the majority of travel-related products in the travel industry.

Our B2B products support completion of transactions and all necessary record keeping, thus providing a comprehensive set of tools for travel professionals to effectively manage their independent operations.

The second category, portal products, supports consumer-oriented portals linking Internet customers with travel sellers. In the Internet age, portals efficiently link buyers and suppliers. Consumers are increasingly using the Internet to research and make travel decisions and arrangements on their own. Triton has acquired and will continue to design and develop consumer front-end products that can be accessed over the Internet to take advantage of this increasing demand.

Triton positions three core products as “e-enablers”: ResLink™, CruiseLink™ and TourLink™. These products allow customers to be able to book travel and travel-related activities through a subscriber agency’s website directly from the Internet in a user-friendly browser environment. Triton’s new and exclusive Chinese domestic air and hotel inventory will significantly augment these portal services. Where applicable, these products are promoted for customizations and private-labeled for Triton subscribers. This solution allows subscribers to maintain their individual corporate or agency identity while providing their customers the convenience of Internet access for travel research and/or booking activities under Triton’s or the agency’s banner.

Triton also markets its XML Gateway as a generic portal e-enabling product. The XML Gateway provides customers the ability to establish communication links between their website and systems that exchange data such as a GDS or other major system repository. This unique product is leveraged heavily for use with legacy systems that have data elements with a common meaning, but which have dissimilar data structures or naming conventions within the respective systems. The XML Gateway supports effective translation of these disparate data elements such that each system can effectively exchange data with its counterpart.

Web Services, our third and most recently developed product category, enables and drives the new generation of Internet-based applications. These services support application-to-application Internet communication, that is, applications at different network locations can be integrated to function as if they were part of a single, large system. Examples of applications made possible by Web Services include automated business transactions, direct non-browser desktop, handheld device access to reservations, stock trading and order-tracking systems.

Web Services, such as travel inventory warehouse services, provide travel sellers and suppliers a distribution channel through professional travel agents and Internet users. One of the competitive advantages of this service is the ability of travel sellers to have real-time inventory management capabilities. Tritontwist will assist travel sellers of travel-related inventory in storing and managing their travel merchandise in Tritontwist. It will also allow buyers to peruse and purchase this inventory. Tritontwist is designed to be the common focal point from which buyers and travel sellers of travel-related products will meet to consummate a travel transaction. At present, a travel agent usually subscribes to no more than one GDS, and must lease equipment that is dedicated to that particular system. However, with the introduction of Tritontwist, an agent can subscribe to Tritontwist and immediately gain access to many direct-connect airlines and GDS systems. This access is achieved with only a personal computer, printer and Internet connection.

Tritontwist is being integrated with our current and anticipated subscriber base of travel agencies and other consortium groups. Tritontwist is the platform used to offer direct-connect to large travel suppliers, such as airlines, and to consolidate the fragmented travel and entertainment inventory that is not currently available through GDSs. Upon loading their inventory, travel sellers immediately have a network of Triton professional travel agency subscribers through which their products and services can be sold. In addition to the growing number of Triton subscribers, travel sellers will be able to establish links from their own websites so their inventory will be available to Internet users seeking to purchase their travel products. Through the combined channels of travel industry professionals and Internet-savvy consumers, travel sellers are afforded a cost-effective method to vastly improve their distributions network and realize significant increases in sales volumes. In addition, the flexibility and ease by which these travel decisions can target specific areas and make yield management decisions on inventory volumes and pricing, will minimize daily operating costs, optimize profits and provide distinct competitive advantages.

Travel Joint Ventures and Strategic Alliances

Triton has entered into several material contracts with travel sellers and telecommunications service and infrastructure providers. Triton’s important alliances are with NAITAS, Malaysia Airlines, Galileo International, eLong Inc., Yoee.com, SITA Telecommunications, Carnival Cruise Lines and ISS Managed Security Services.

Triton’s initial phase of business development is centered in the Central and Southeast Asia markets. Our joint ventures and contracts in this region are with NAITAS, Malaysia Airlines, eLong Inc., Yoee.com and Galileo International. Over time, Triton expects to add other major airlines, hotels and tour operators to its list of joint venture partners.

We intend to establish affiliates or subsidiaries through joint venture agreements with travel sellers in China and Southeast Asia. These joint ventures will require an average contribution of $250,000 from us, in addition to contributions from local investors. Five such joint ventures are planned for 2006, and up to five in 2007. Our Philippine joint venture is being organized and is expected to begin operations in May 2006. Our affiliate, TDS Malaysia, is projected to begin operations in June 2006. These two entities are expected to be major revenue drivers for us in 2006 and 2007. Joint ventures are planned for China, Thailand and Taiwan in late 2006. In 2007, the Company expects to add joint venture partners in Singapore, Hong Kong, Korea and Japan.

We are in the process of establishing a distribution network in mainland China, both for travel agencies and Chinese consumers to access international inventory not previously available in the country. In this regard, Triton has been approached by a number of domestic travel vendors in China to provide them with technology to develop international products. This technology is needed to distribute international inventory for the 2008 Beijing Olympics and 2010 World Exposition in Shanghai.

•      NAITAS. In February 2006, Triton signed a three-year marketing and distribution agreement with NAITAS, a group of 1,000 travel agencies throughout the Philippines. This contract presents immediate revenue opportunities as NAITAS estimates that it books approximately $900 million (air portion only) annually. NAITAS agreed to endorse and promote Triton’s system to all of its members and at least 60% of its member subscribers in the Philippines and elsewhere within 60 days of the execution of the agreement. Triton is required to remit to NAITAS a monthly stipend equal to approximately $6,000. Triton will accelerate four months of the stipend in one lump sum payment once NAITAS has issued letters endorsing Triton to at least 60% of its members and resume the regular monthly payments in the fifth month following the accelerated lump sum.

•      Malaysia Airlines. Another cornerstone of Triton’s revenue model is the recently negotiated distribution and service agreement with Malaysia Airlines, one of the world’s largest airlines. The carrier operates a modern fleet of approximately 100 aircraft and serves more than 100 destinations on six continents. Malaysia Airlines wishes to direct its travel agents that are not currently on a GDS system to begin processing their business through Triton. Of Malaysia Airlines’ 17 million passenger volume per year, approximately 30% is represented by domestic travel, 20% is domestic to international and 50% is international. Malaysia Airlines has advised us verbally that it plans to direct all of its travel agents currently using other GDSs to begin processing their business with Triton in parallel or when their GDS contracts lapse. We cannot assure you that we will realize any such directed business. Malaysia Airlines estimates that it generates approximately 60 million segments on an annual basis, and has advised us verbally, of which there can be no assurance, that over time, all of the airline’s bookings, those of the government and most of the country’s travel agents will be transferred to Triton. In the first year of the agreement, we estimate that Malaysia Airlines will release up to 18 million segments to Triton.

The immediate and long-term revenue generated from the NAITAS and Malaysia contracts will depend upon how quickly we install our technology. Triton will allow Galileo International to market its inventory to Malaysia Airlines through Triton and to provide Triton’s products and services to travel agents in Malaysia. This arrangement is particularly important for Malaysia Airlines in that it provides this carrier with seats needed on other airlines, such as British Airways, Air France, Lufthansa, United Airlines and American Airlines. These relationships are necessary since many international tickets are spread over two or three airlines, depending on routing and final destination.

•      Galileo. We consider the Galileo services agreement to be very significant due to Galileo’s entrenched base of airline bookings, the number of countries in which it distributes (107), the number of locations (41,200) and terminals (173,300) connected to the system, and the number of vendors providing product over Galileo’s system: 511 airline vendors, 257 airlines with direct links, 39 car rental companies, 224 hotel vendors covering 46,046 properties, 368 tour operators and 9 cruise lines (source: www.reserve.com/Galileo). Galileo also represents that, using marketing data derived from public sources, its market share, by region, for airline bookings is: Middle East and Africa (75%), Europe (30%+), Asia Pacific (50%), Latin America (12%) and North America (25%).

Another important aspect of the Galileo relationship is that it enables Galileo’s 43,500 travel agencies to directly access, in real time, the inventories of Triton’s travel sellers. Beyond the Philippines and Malaysia, other Asian airlines and Asian travel companies are seeking exposure of their domestic travel products to international visitors, and with the Galileo relationship in place, new customers receive additional benefits from subscribing to Triton. The services agreement with Galileo mandates certain segment thresholds that we must meet, below which we will be charged a shortfall fee.

•      eLong. eLong, a U.S. public company, is a leading online travel service provider in China, marketing hotel reservations direct to consumers. According to eLong’s public filings, eLong provides its customers with travel information and enables them to book rooms at discounted rates at approximately 2,800 hotels in 230 cities across China. The Company also offers air ticketing and other travel related services, such as rental cars, vacation packages and corporate travel services. eLong also sells air tickets for various airlines in China and for international airlines that operate flights originating in China. It issues and delivers air tickets using a network of local agents. Triton’s marketing and distribution agreement with eLong provides the Company with access to the hotel properties eLong services throughout China and the right to market them to travel agents on a global basis.

•      Yoee. Triton has also entered into a five-year marketing and distribution agreement with Yoee of Beijing, China. Yoee.com is a domestic airline ticket website built by China’s senior air travel service, Beijing Fesco Air Service, and is China’s single largest portal for domestic airline reservations, hotel and car travel inventory. Yoee markets this inventory directly to consumers in China. Because of restrictions on credit card charging and clearing, this agreement with Yoee provides Triton with some exclusive distribution and allows Triton to market Yoee’s inventory of 25 domestic Chinese airlines to travel agencies throughout the world. Since none of this inventory is currently available to the major GDSs, Triton may become the exclusive means by which foreign travel agents may access domestic Chinese airline inventory, although additional providers of Yoee product could come into the market at any time. This arrangement is also important to travel agents and travelers because, without access to domestic Chinese inventory in real time, foreign travel agents can only book tickets through the GDSs to Beijing or Shanghai. Currently, if a traveler needs to fly to other cities within China itself, a separate booking is required; a traveler must claim his or her baggage at the gateway airport, and then check back in with the domestic airline. However, by ticketing through Triton, which is connected to Yoee.com and eLong, travel agents can seamlessly book their clients on domestic Chinese flights and into five-star hotel rooms in all major Chinese cities.

•      SITA. The foundation of our Web Services is our software license and services agreement with SITA. SITA, originally named Societe Internationale Telecommunications Aeronautiques, is owned by the aviation community and is a worldwide organization based in Geneva, Switzerland. According to its website, SITA is the leading provider of global telecommunications and information solutions to the air transportation industry. It provides voice and data services over a broad, extensive world wide network. SITA links over 2,100 cities in more than 220 countries and territories. SITA comprises the communications backbone for over 580 airlines, all major GDSs and computer reservation systems, all major airports, aerospace companies, logistics organizations and governments.

SITA employs a staff of 3,400 personnel. It represents 140 nationalities from all over the world. Its employees collectively speak 70 languages and offer local, specific industry knowledge. SITA provides the telecommunications architecture for Triton’s Web Services and XML technology by seamlessly networking travel merchandisers. By virtue of the SITA agreement, Triton is able to provide travel agencies of all sizes a low-cost, direct connection to airlines and hotels, and effectively bypass the major GDSs. The SITA agreement enables Triton to operate as a GDS or operate in conjunction with other GDSs.

•      Carnival Cruises. Other principal corporate agreements are with Carnival Cruise Lines and ISS Managed Security Services. Our agreement with Carnival Cruise Lines is an important component of projected revenue growth and attracting new travel agents. Triton has full access on a real-time basis to Carnival’s worldwide inventory of cabins. As of February 2006, Carnival was the largest cruise line with 77 ships in operation and a passenger capacity of 132,082 lower berths. Aside from Triton, only two GDSs, Sabre and Galileo, offer Carnival Cruise’s inventory. Unlike the others, only Triton offers travel agents the ability to access cruise inventory on a live basis, in real time and at a much lower fee per booking.

•      ISS. In order to operate the business and manage risk of disruption, Triton has engaged ISS Managed Security Services. According to Yahoo Finance, ISS provides software, appliances and services that protect information technology (“IT”) infrastructures against Internet threats worldwide. ISS’s software and appliance products provide preemptive security across various layers of IT infrastructure, including gateways, servers and end point devices like personal computers, laptops and handhelds. Its products incorporate various security technologies, including intrusion detection systems, firewall and virtual private networking, content security, web filtering, antispam, anti-virus, vulnerability assessment and security management. ISS also provides managed security services to secure corporate networks and online resources which include remote management of its security technology, monitoring and device management, correlation, event prioritization and incident response (upon detection).

Research and Product Development

Our product development team is located in Sausalito, California. Our airline-industry professionals manage the software development process to ensure that ease of use and functionality specific to the travel professional are built into every product. As a Microsoft partner, Triton engineers stay current on the latest technologies and tools. Using a “best of class” approach, Triton uses the latest Java technologies in some of its products. Our research budget allows us to stay abreast of technology trends, as well as travel industry trends. Current research includes the development of future products to address various niche markets including charter yachts, charter jets, bed & breakfasts, specialty tours, boutique hotels and entertainment such as music events, amusement parks and sports events.

Competition

Triton faces three primary groups of competitors. We believe that each of our competitors only operates in one or two product or service categories that overlap with Triton. Triton is a comprehensive Internet-based travel distribution company that seamlessly incorporates the individual services offered by competitive entities in each category.

Triton competes against entities with offerings similar to, but not as robust as, Triton Web Services. Representative competitors are the major GDS providers such as Sabre, Amadeus, Galileo and Worldspan, in addition to some smaller ones such as Abacus, which is 35% owned by Sabre. The product offerings by these competitors are primarily legacy-system based. Triton is able to offer greater breadth and depth of inventory with superior graphical presentation at a much lower cost. And, unlike the GDSs, Triton’s offerings have the distinct advantage of appearing in real time.

The four major GDS companies were established by major airlines. Sabre was formed in the mid-1960s by American Airlines. Amadeus was established in 1987 by Air France, Iberia, Lufthansa and SAS. Galileo International was founded in 1993 by Aer Lingus, Air Canada, Alitalia, Austrian Airlines, British Airways, KLM Royal Dutch Airlines, Olympic Airlines, Swissair, TAP Portugal, United Airlines and U.S. Airways. Worldspan was formed in 1990 by affiliates of Delta Air Lines, Northwest Airlines and Trans World Airlines. Today, the GDSs are independently owned and operated, and are no longer majority owned by these carriers.

The four industry GDS companies cannot manage travel consolidator options and group block bookings, and do not support thousands of small travel sellers such as bed and breakfasts or regional tour agencies. In addition, the embedded GDSs each require several thousand employees to operate and maintain their worldwide systems. Because Triton is web-based, we have the ability to operate and expand with nominal capital expenditures and limited additions to headcount.

Triton’s Internet-based technology enables us to provide comprehensive global distribution services at a fraction of the cost of the industry’s entrenched competition. The four major GDSs, which rely on legacy mainframe technology, charge airlines a range of $8 to $12 per segment. If an average international ticket contains four segments, the total cost of ticketing a passenger is approximately $40. With Triton, the charge is up to 80% less. With competition from new low-cost airlines, industry overcapacity and the high cost of aviation fuel and labor, this price differential is material.

As a general practice, airlines do not provide their entire inventory of seats or best prices to the GDSs, and travel consolidators typically do not deal with GDSs because of their high charges. Similarly, other vendors (of hotel rooms and cruises) generally keep their best inventory and prices for direct sales. In addition, airlines, hotel and cruise ship operators do not provide their extensive inventories or best prices to online travel websites such as Expedia, Travelocity, Priceline and Orbitz. We believe that we have built-in competitive advantages over GDSs and online travel websites because we have access to the complete inventories and best fares and rates of several large operators.

Another potential competitor is G2Switchworks (“G2”). G2 is a start-up company that intends to offer web-based distribution services. G2 is attempting to penetrate the United States market but it only has access to the inventory of five airlines for beta testing and will need to individually sign up U.S. travel agents since none of the airlines can deliver them.

The second group consists of B2B competitors. Several small companies provide software solutions that address certain aspects of the global travel distribution industry but they are selling software and not providing actual services. Companies in this category are Datalex, TRX Technology Services, GetThere.com, Journey and Genesis. Datalex’s competency centers on its ability to develop Internet booking engines. TRX Technology Services sells software with an emphasis on quality control assurance, attempting to minimize transaction-processing time for users. GetThere.com markets corporate travel solution software. Both GetThere.com and Nexion have merged with Sabre, one of the four GDSs. Journey consists of an alliance of individual travel agencies banding together under one Airline Reporting Corporation number to achieve favorable rates from travel sellers and GDSs. Genesis is planning to be a common Internet-based booking and ticketing platform, but has experienced difficulty obtaining financial backing.

The third group represents indirect competitors to the supplemental portal product suite offered to the Company’s B2B subscribers. Representative competitors are Travelocity, Expedia, Priceline, Orbitz and WorldRes. These companies offer web-based search engines that assist the consumer in making travel arrangements directly over the Internet. Triton will offer Chinese domestic travel inventory through its agency subscribers and compared to the GDSs, the more robust Tritontwist inventory. This inventory includes tours, merchandise, travel insurance and travel services such as travelers’ checks and visa services.

Matrix of Competitive Advantages

The chart below compares functions and costs associated with the provision of travel products by the GDSs and Triton:

FEATURE COMPARISON - GDSS VERSUS TRITON

Function	GDS	Triton
Segment Fee	$8 to $12	Up to 80% less

Reservation Systems	Air	Air
	Car	Car
	Hotel	Hotel
Cruise
Tour

Consumer Reservation Systems	Air	Air
	Car	Car
	Hotel	Hotel
Cruise
Tour

Government Reservation System		Government, Military (Army, Air Force, Navy)

Reservation System Features	Records of Tickets	Records of Tickets
	e-tickets	e-tickets
	Paper Tickets	Paper Tickets
	Segment Counter	Segment Counter
	Current Terminal Page	Scrolling Terminal History
	Windows 98	Windows XP
Windows 2000
Five Gateways
Terminal Manager
Accounting
Websites
Servers (Itinerary, Ticketing Records)
Syntax Mapping

User Interfaces	Character Driven	Character Driven
Menu Driven User Interface
Graphical User Interface (GUI)

Function	GDS	Triton
IAR User Interface	IAR Character Driven	IAR Graphical User Interface (GUI)
	One XML Software Format	Four XML Software Formats
	Segment Counter	Segment Counter

Operating System	Windows XP	Windows XP
Windows 2000

Warehouse	—	Twist
(Travel Warehouse Integrated System Technologies)

Start Up Costs	Minimum $1,000	Up to 75% less

Length of Contract	3 to 5 years	No minimum time

Minimum Monthly Segments	300 Segments per Terminal per month	None
Shortfall	Shortfall $3 per segment	No Shortfalls

Liquidation Damages	Liquidation Damages	No
	Additional fees	No Additional Fees

Network Connection	Dedicated Line	Internet Access
	Additional fees	No

Additional Services	—	Sports events
Transaction Checks
Currency Exchange
Limos
Concerts
Shopping
Entertainment
Insurance

Network Connection Fees	Land Lines $850-$1200 a month	Less than $50 per terminal access (All Programs Included)

Hardware Installation Costs	Installation of Hardware $150 an hour	No Hardware installation

Training	Training 2 weeks (Special Travel School)	Training 1 hour (Telephone, Internet)

Function	GDS	Triton
Customer Support	Additional Cost	Included (Free)
	Customer Support by phone person	Over the Internet

Installation	90-120 days	1 week
Move Location	60 Days	One day
	Transfer Costs	No Transfer Costs

Technology

Triton conducts business with airlines, hotels, car rental companies, tour companies, cruise lines, entertainment venues, travel sellers and travel agents in the following manner:

•                  All Triton products are distributed to travel agencies over the Internet from the Triton portal, significantly lowering the cost of distribution. Travel inventory from airlines, hotels, car rental companies, tours and cruises are made available to agencies through the Triton distribution network. Requiring only a modern personal computer, a broadband Internet connection and a printer, the travel agent uses his unique sign-on credentials to securely connect to a Triton operations center.

•                  We provide travel professionals with “Travel Agency in a Box,” which is a low-cost method for travel agents to begin interfacing with Triton’s product offerings. The package consists of a Dell personal computer, pre-loaded with Windows XP, TravelExpert 2 and virus protection, an inexpensive printer (for ticket production), an online Travel Resource Center and DSL/cable Internet access.

•                  Triton distributes airline inventory of selected airlines on a direct connect basis and with all other airlines through SITA.

•                  Triton distributes cruise, tour, entertainment and travel services inventory on either a direct connect basis or through our Web Services Data Warehouse, which features real-time inventory management capabilities for subscribers.

•                  Triton offers travel providers a distribution network of over 70,000 travel agencies worldwide.

All back-end systems connect securely over the SITA network to individual airlines and other travel providers. Our products are built using the latest technologies, including Java, XML, Web Services and .Net. This choice of technology allows us to architect operations centers that are scalable, highly secure and redundant, yet require a minimum of hardware investment compared with the mainframe-based cost structure of the traditional GDSs.

The Triton network architecture is based on standards and technologies that minimize costs for customers and are generally accepted in the travel industry.

Triton has not licensed technology from any third parties. The Company is protecting its proprietary technology through a combination of contractual provisions, confidentiality procedures, trade secrets and trademark laws. Triton’s trade secrets are being protected in several ways, such as requiring all people with access to the Company’s proprietary information, including employees, consultants and customers, to execute confidentiality agreements. Triton also restricts its source codes, trade secrets and other intellectual property.

Custom Branding

We intend to establish joint venture agreements in China and Southeast Asia. These joint ventures will require an average contribution of $250,000 from Triton, in addition to contributions from local investors. Five such joint ventures are planned for 2006, and up to five in 2007. Our Philippine joint venture is being organized and is expected to commence operations in May 2006. Our affiliate, TDS Malaysia, is projected to commence operations in June 2006. These two entities are anticipated to be major revenue drivers for us in 2006 and 2007. Joint ventures are planned for China, Thailand and Taiwan in late 2006. In 2007, Triton expects to add joint ventures in Singapore, Hong Kong, Korea and Japan.

Triton’s business model is designed so that we receive revenue streams from industry buyers (travel agents) and from industry sellers (airlines, hotels, cruise and tour operators, etc.). Our contract with Malaysia Airlines is representative of the structures of current, pending and future airline agreements. New agreements may be subject to minor modifications, as percentage equity stakes will vary according to different country regulations. With respect to the Philippines, a separate subsidiary is being established through a joint venture agreement. To launch operations, an initial funding of $250,000 will be contributed by Triton. The total funding requirements are estimated to be $1,250,000. The balance of $1,000,000 is being contributed by a consortium of large travel agents, in exchange for a 70% equity interest in the venture. In the event that capital requirements exceed $1,250,000 in any joint venture, the cost overruns are to be borne by the domestic venture partner, and not by Triton.

On an ongoing basis, all fixed and variable operating expenses are paid by the local partner. The gross revenue is shared, 60% by Triton and 40% by the partner. The major anticipated revenue sources from the venture are airline segment booking fees, charges to each travel agent subscribing to Triton and consumer service fees for individual reservations. Income is also expected to be derived from initial set-up fees for each travel agent.

We believe our fee structure is attractive when compared to the major GDSs which charge $8 to $12 per airline segment, $40 per passenger for cruise and tour bookings. Unlike the GDSs, Triton imposes no transaction minimums on travel agents. Thus, virtually all travel agents can afford to be on the Triton system, whereas only the larger agencies and financially-stronger, smaller agencies are presently utilizing GDSs. For airlines and other travel sellers, the Triton system is able to cut their distribution costs and give them access to significantly more travel agents and their underlying clienteles.

The nature of Triton’s marketing and distribution agreement with eLong provides us with access to eLong’s 2,800 hotel properties throughout China, allowing us to distribute inventory to travel agents outside of China and throughout the world. Among these properties, the average room rate is approximately $75 per night, the average stay is 3 nights and the average booking fee to Triton is estimated to be greater than 10% of the total, depending on the length of stay and class of room. In addition, we charge cruise lines, such as Carnival Cruise Lines, and tour operators a fee that is a fraction of what they are charged by the GDSs.

Yoee is a domestic airline ticket website in China, and is China’s largest single provider of domestic airline reservations and hotel and car inventory, marketing this inventory direct to consumers in China. Our marketing and distribution agreement with Yoee gives us distribution of this inventory outside China, to the remainder of the world.

Brokering of hotel rooms and strategic leasing of Tritontwist also presents new revenue opportunities. The strength underlying Tritontwist is the low cost of services. After paying a nominal initial set-up fee, travel sellers are charged on a transaction basis, i.e., a nominal transaction fee payable for each booking made through the Travel Inventory Warehouse System. The initial fees are attractively priced at about one tenth of the typical GDS set-up fee. The transaction fees are marketed as a fixed percentage (1% to 1-½%) of the total amount of each sale, except for airline ticketing which retains a fixed dollar amount for segments.

On the cost side, Triton has the benefit of low fixed costs relative to a long-term residual revenue stream derived from travel seller segment fees. Our primary cost components are the variable costs associated with technology development and building and sustaining a “revenue-steady” long-term client base. These costs are accounted for as research and development and Triton expects them to increase in the future as we add technology resources for new and enhanced product development. Other costs to be incurred include those associated with the Tritontwist product launch, other promotional campaigns and the establishment of other similar mirror sites in Asia, the United States and Europe. Triton also has plans for the potential acquisition of complementary businesses and technologies, although we have no material agreements or commitments in place at this time.

Sales and Marketing Strategy

The Internet is modifying the way companies have traditionally operated their businesses. No longer bound by typical restrictions on time and geography, Internet transactions offer cost savings and increased efficiencies. Triton expects to execute several marketing/strategic initiatives to accelerate the growth in sales. These strategies include:  on-going research of industry trends and identified needs; effective marketing and communications campaigns; superior pricing structures and low-cost solutions, focused retail efforts on the North American and Asian markets; wholesale market initiatives for international markets; joint ventures and strategic alliances; and the acquisition of complementary technologies and businesses. We conduct ongoing analyses of competitive offerings and industry needs and we hold focus groups and training seminars to educate professionals and analyze industry needs. The information gathered from these sessions is then used to drive R&D initiatives for new cutting-edge products.

Triton has positioned itself to address the three major market segments within the travel industry: Travel Carriers (airlines), Travel vendors (charter yachts, executive jets, boutique hotels and bed & breakfasts, limos, etc.), and Travel agencies, including independent and corporate travel agencies.

The air carriers, of which there are approximately 580 worldwide, are Triton’s entree into business. The primary, and in some cases secondary, carriers within this segment are the principal target of Triton’s marketing efforts. For 2006, Triton has initially targeted airlines within one of the fastest growing economic regions, Southeast Asia. More specifically, the primary targets are the national carriers for Malaysia, Taiwan, Thailand, Singapore and the Philippines.

Triton is employing effective marketing and communication campaigns. Triton participates in domestic and international industry trade shows and travel-related events. Participation in these trade shows and events helps us not only to build brand equity, but also to sustain our unique identity in the travel field. These events also help to generate sales and strategic alliances.

Besides using trade shows and other travel-related events, Triton engages a communications agency to assist in developing and implementing a cohesive communications campaign, conveying our messages and deliverables to appropriate target markets within the travel industry. The communication campaign consists of a range of tools that collectively continue to build brand awareness and bring the value of Triton’s products and services to the marketplace. These tools include advertising in trade, press and other industry publications, promotions, press releases and targeted distribution of marketing material.

In the near future, our sales team will include a telesales and regional (“outside”) sales force to represent us at industry trade events. We will also utilize proven direct contact methodologies and industry networking references for continual lead generation and follow-up. Sales closure strategies involve an array of options available due to the favorable Triton pricing model and flexibility in delivering products and services.

For international sales, Triton will seek to sign license agreements with joint venture partners in targeted countries. Since licensees are locals and have extensive knowledge of the countries’ cultures, Triton will assume the role of a wholesale distributor. The licensees will be responsible for developing strategic marketing initiatives that will accelerate revenue growth in these respective local areas, so Triton can capture a greater market share. Each partner will focus on its respective core competencies; Triton will focus on maintaining and developing advanced technologies and the licensees will be responsible for developing the advertising campaigns.

Customer Relationship Management

Each country will have its own local customer support team and trainers, dedicated to supporting customers in that specific country. Customer support in the Sausalito corporate office serves the dual purposes of supporting customers in the United States and providing a platform for the escalation of international customer support teams. Support is available in a variety of ways, including Frequently Asked Questions (FAQ’s) on the custom portal, on-line help in each product, email support requests posted on the customer portal, and by phone. Trainers in Sausalito have dual roles of training agencies in the United States and also using a “train the trainer” approach for training by the customer support teams and trainers in each international affiliate. Trainers in the United States create on-line training materials and tutorials, and work with international trainers to translate those materials into the local language of the country. Triton’s products are currently translated into 11 languages.

Travel Industry Regulation

The United States and foreign governments heavily regulate certain segments of the travel industry, and Triton’s services are affected by such regulations. Triton is subject to the United States Department of Transportation (“DOT”) regulations prohibiting unfair and deceptive practices. In addition, DOT regulations concerning the display and presentation of information that are currently applicable to the GDSs could be extended to Triton in the future, as well as other laws and regulations aimed at protecting consumers accessing online travel services. If required to register as a seller of travel, then Triton will need to comply with certain disclosure requirements and participate in California’s restitution fund.

Triton is subject to regulations applicable to businesses generally and laws or regulations directly applicable to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services it is possible that a number of laws and regulations may be adopted covering issuers such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. For example, some consumer organizations have raised concerns claiming that favorable pricing terms provided by travel sellers solely to online users is discriminatory against those without Internet access. Further, the growth and development of electronic commerce may lead to more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could decrease the demand of Triton’s services and increase the Company’s cost of doing business. These events could significantly harm our operating results.

Employees

As of March 31, 2006, the Company had 17 employees. None of these employees is covered by a collective bargaining agreement and management of the Company considers relations with employees to be good.

Offices

The Company leases approximately 9,000 square feet of office space in Sausalito, California for its corporate offices under a five-year lease terminating in May 2010 at a cost of approximately $25,000 per month.

Legal Proceedings

The Company is not involved in any pending or threatened legal proceedings.

MANAGEMENT

Directors, Executive Officers and Key Employees

The names and ages of the directors and executive officers of the Company and their positions with it are as follows:

Name	Age	Position

Gregory Lykiardopoulos	60	Chairman and Chief Executive Officer

Kevin Pickard	42	Chief Financial Officer

Stephen Garland	38	Director

Earnest Mathis, Jr.	46	Director

D. Rick Hayes	50	Director

Officers and Directors

Gregory Lykiardopoulos, Chairman and CEO

Mr. Lykiardopoulos is a travel industry veteran and the force behind the development of Triton. He is a successful entrepreneur, an expert on travel industry trade negotiations and reservations systems and a pioneer in leveraging the Internet to market travel-related products and services.

From 1973 to 1978, Mr. Lykiardopoulos was instrumental in the launch, operation and sale of Creative World Travel, a wholesale tour operating company, and from 1979 to 1981 he developed a travel club that marketed memberships through mailing inserts in monthly credit card billings to customers of major U.S. banks, a new concept at that time. The travel club was sold to Encyclopedia Britannica after Mr. Lykiardopoulos built the subscriber base to more than 170,000 members.

His experience with the cruise industry in Asia led Pan American Airlines to ask Mr. Lykiardopoulos to travel to the People’s Republic of China with a U.S. delegation to negotiate the first regularly-scheduled flights by a U.S. airline to Beijing. In a groundbreaking agreement, the delegation obtained Beijing landing rights for Pan American Airlines. Mr. Lykiardopoulos was invited to the White House in 1980 for the signing of the historic agreement.

His expertise with reservation systems led to an invitation in 1992 to testify before a joint Senate-House committee investigating the Airline Computer Reservation Systems that developed into the Global Distribution Systems (GDS) of today. Based on testimony to the U.S. Congress and Department of

Transportation by Mr. Lykiardopoulos, the Federal Government regulated the GDSs from 1992 until 2004, when the travel industry was deregulated.

With the advent of the Internet, Mr. Lykiardopoulos recognized there was a significant opportunity for development and deployment of a global airline and travel agency automation system that could be controlled locally by the user. With this goal in mind, in 1993 he started a project that ultimately evolved into Triton. Mr. Lykiardopoulos continues to initiate projects that advance the use of technologies to create cost-effective business solutions for the travel industry.

Mr. Lykiardopoulos is fluent in six languages. He received a B.A. degree in Business Administration from the American University in Cairo, Egypt. He is an American citizen.

Kevin Pickard, Chief Financial Officer

Mr. Pickard is a Certified Public Accountant with experience providing management consulting services for small to medium sized companies, including due diligence on potential acquisitions, preparing projections and business plans, positioning companies for initial public offerings and preparing required SEC filings for public companies.

Mr. Pickard has practiced as a CPA for over 18 years, and has been involved in five initial public offerings and numerous private placement offerings. He has been owner of Pickard & Company, CPAs, APC since 1998. From 1996 to 1998, he was with Singer Lewak Greenbaum & Goldstein, LLP, where he became a Partner and co-managed the firm’s securities practice group. From 1987 to 1996 (except for a nine-month period from 1993 to 1994), he was with Coopers & Lybrand, LLP (currently PricewaterhouseCoopers, LLP), where he focused on auditing companies in the insurance, high-tech and manufacturing industries. Mr. Pickard received a B.S. degree in Accounting and Master of Accountancy from Brigham Young University.

Stephen Garland, Director

Mr. Garland is an experienced executive having spent ten years at Arrow Electronics, Inc., a leader in the electronics distribution industry and a Fortune 500 company. During his tenure at Arrow, Mr. Garland held various positions ranging from sales to senior management. Since 2002, Mr. Garland has been consulting to various financial and investment companies providing venture capital, private equity and corporate finance services. Mr. Garland received an undergraduate degree from Colorado State University, M.B.A. from Regis University and M.S.M. from the University of Denver.

Earnest Mathis, Jr., Director

From April 2002 through July 2006, Mr. Mathis was Petramerica’s Chief Executive Officer, Chief Financial Officer, Secretary and a member of the Board of Directors. Since March 2005, Mr. Mathis has been CEO and Chairman of the Board of VitaCube Systems Holdings, Inc. (AMEX:PRH), a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. From December 2005 to the present, Mr. Mathis has been President of Xedar Corporation, a shell corporation listed on the OTC Pink Sheets. From February 2001 to December 2002, Mr. Mathis was the President, Chief Financial Officer and a member of the Board of Directors of Care Concepts, Inc., a publicly-held shell corporation. From January 1999 to January 2002, Mr. Mathis was Chief Executive Officer and Chief Financial Officer of Milestone Capital, Inc. and served as the company’s sole Director. Milestone was a publicly-held shell corporation. In January 2002, Milestone acquired Elite Agents, Inc. in a stock for stock transaction and Mr. Mathis resigned as an officer and director at that time. From January 1987 to the present, Mr. Mathis has been President and a member of the Board of Directors of Inverness Investments, a privately-held financial consulting company in Denver, Colorado. From February 1998 to the present, Mr. Mathis has served as Manager of Amerigolf, LLC, a golf course development company.

From January 1997 to December 2005, Mr. Mathis served as President of Integrated Medical Services, Inc. (IMS). IMS transported and processed medical waste from small and large generators of medical waste. In March 1999, IMS sold 100% of its assets to publicly held Stericycle, Inc. In March 2002, Mr. Mathis became one of the founding members and managers of Waveland Ventures, LLC, a privately-held venture capital company formed for the purpose of sponsoring and capitalizing distinct private equity ventures which utilize state and federal tax credit and other economic incentives to create low-cost investment capital. He also is a managing director of Waveland Colorado Ventures, LLC, a Certified Capital Company specializing in Venture Capital investments in the state of Colorado. Mr. Mathis attended Denver University where he studied finance and since 1992, has been a member of the Denver Society of Securities Analysts.

D. Rick Hayes, Director

From January 2000 to the present, Mr. Hayes has served as the President and Chief Executive Officer of Waveland Ventures, LLC. Waveland is a privately-held venture capital company formed for the purpose of sponsoring and capitalizing distinct private equity ventures which utilize state and federal tax credit and other economic incentives to create low-cost investment capital. Prior to founding Waveland Ventures, LLC he served as President of Waveland Capital, LLC, a privately held company that invests in the securities of small and mid-cap public companies. He has held senior positions at EF Hutton, Prudential Securities and Dean Witter Reynolds. Rick is a cum laude graduate of Michigan State University and is a member of the Advisory Board at the Eli Broad College of Business, School of Management at Michigan State University. He also serves on the Board of Legacy Redevelopment Corporation, a not-for-profit focused on economic development in Milwaukee, Wisconsin’s central city.

Key Employees

Terry Byers, Vice President - International Operations

In February 2006, Mr. Byers, age 58, assumed the position of Vice President of International Operations for Triton where he oversees all international subsidiaries and affiliates. Mr. Byers has extensive experience in finance, strategic planning, and sales and marketing.  He has served as Vice President/Controller, General Manager and Chief Financial Officer in such diverse industries as banking, energy, manufacturing and Internet technology.

In 1999, Mr. Byers joined GRS where he wrote the principal marketing brochure and collateral materials for the company. In 2000, he became GRS’s Vice President of Investor Relations.  In 2003, he assumed the position of Chief Financial Officer of that company until he resigned in January 2006.

Mr. Byers has traveled throughout Southeast Asia, Mexico and Europe and has lived for extended periods in Spain and Southeast Asia. He received a B.A. degree in Finance from the University of Oklahoma, and an M.B.A. from Harvard Business School.

Art Griggs, Vice President - Marketing

Mr. Griggs, age 60, brings to Triton an extensive and varied background in high-tech business development, marketing strategies, advertising and public relations, product management, sales management and customer support management in the United States and international markets, for technology, travel and consumer products.

He served as Director of Marketing at two Internet-based companies. He worked for GRS from 1999 until February 2006, when he joined Triton. As an entrepreneur, he established a Los Angeles-based consumer and business-to-business advertising agency, GRAPHIX Advertising and Design, which he operated from 1976 to 1982. GRAPHIX accounts included consumer travel agencies, in-

house corporate travel agencies, Cal Tech’s Jet Propulsion Laboratory and Rockwell International. He applied his design skills in special effects and prop design for the film and television industry, including the Pillsbury Doughboy.

Mr. Griggs also worked in technical positions and communications management positions at aerospace companies in southern California. Later he worked for data-communications pioneer MICOM Systems (1982 to 1987); Systems Exchange (1993 to 1996), the leader in proprietary logistics software for governmental (Australian) and civilian (FedEx) applications.

Mr. Griggs developed award-winning projects in exhibit marketing, radio and television promotion, and print media. He received an A.A. degree in illustration at Pierce College, studied communications at California State University, Northridge and production design at Art Center College of Design in Pasadena. More recently, Mr. Griggs attended the University of Redlands B.S. program in Business Administration and Management.

Jeff Wheaton, Vice President - Technology Operations

Mr. Wheaton, age 47, has 25 years of experience in the development, delivery, training operations and support of enterprise-wide business software applications across a variety of industries, including banking, manufacturing, insurance and travel. He started his career developing software applications and quickly moved into managing software development projects. Mr. Wheaton has been responsible for the delivery of software projects for companies large and small. He has extensive experience consulting to manufacturing companies in the process of implementing enterprise-wide business systems, and has trained users at all levels of the organization.

His area of expertise is the cross-platform integration of business systems between partnering companies. While at ASU Consulting from 1998 to 2001, Mr. Wheaton had revenue responsibility for software development and integration consulting. From 1995 to 1998, he had IT budget and operational responsibility for a multi-site enterprise application with over 400 users for a division of Harris Corporation. Mr. Wheaton managed the delivery and integration of a B2B and B2B2C e-commerce website for Lucent Technologies.

Mr. Wheaton has worked with travel technology solutions since 2004, when he joined GRS concentrating on online travel distribution solutions. Since joining Triton in February 2006 as Vice President of Technology Operations, he has focused on the smooth and efficient transition of major customers to the Triton distribution system.

Adam Himmelman, Vice President - Technology Development

Mr. Himmelman, age 35, joined Triton in February 2006. As Vice President of Technology Development, he oversees information technology, product development and architecture. He and his team are responsible for setting the strategic direction of the company’s technology development efforts and for managing the day-to-day efforts of the development team. Mr. Himmelman has held positions in many facets of the development cycle, including Director of Engineering, chief software architect and senor software engineer in the fields of insurance, travel, imaging and GPS development.

From 2000 to 2003, Mr. Himmelman pioneered a new telephony GPS-enabled mapping system to be utilized by major cellular companies and delivered to a variety of personal mobile devices. The crux of the system was built on a new mapping instruction protocol aimed at reducing bandwidth by 75% over the transmission of imagery. Between 2000 and 2003, he was also responsible for the development of a travel reservation system with the ability to be interfaced by consumers, professional agents and automated third-party vendors. He received his Bachelor of Computer Science degree specializing in Virtual Reality, from the University of Advanced Computer Technology, in Phoenix, Arizona.

Ronald Li, Project Manager - China Products

Mr. Li, age 48, has over ten years of database development experience specializing in high quality medium to large-scale client-server software, five years of Visual Basic and seven years of C Language programming experience. Mr. Li has worked on accounting software package Propack upgrades, Contract Tracking and Reporting Systems (CTRS), the Beijing Capital Airport, and the China Coal Industry Information System for such diverse companies as Software Solutions Company from 1985 to 1990, Lockheed Martin Missiles & Space from 1998 to 1999, and IBM Consulting Group from 1993 to 1995. Mr. Li is responsible for development, testing and deployment of the Triton-eLong Hotel Initiative. He received his B.S. degree in Computer Systems from the Beijing Computer Institute of Polytechnic University.

Michelle Lu, Sales Manager - Pacific Rim

Ms. Lu, age 36, joined Triton in February 2006 as Sales Manager for the Pacific Rim. Ms. Lu was born and raised in Beijing, China and spent eight years from 1986 to 1994 working for Air China as a flight attendant. From 2001 to 2002, Ms. Lu worked in customer service for the Venetian Hotel in Las Vegas. From 2002 to 2005, Ms. Lu consulted for GRS as a specialist in the Chinese travel industry. She is fluent in Mandarin Chinese. Her familiarity with Chinese customs is crucial to her responsibility for marketing to travel companies and agencies in China, and to North American agencies targeting the local Chinese market. She graduated from CACC College in Beijing.

Employment Agreements and Compensation

None of Petramerica’s executive officers or director received any compensation, stock options, stock grants or any other form of cash or non-cash compensation for the years ended December 31, 2004 or 2005. No options were granted to or exercised by executive officers or directors for the years ended December 31, 2004 or 2005. No executive officers or directors currently hold any stock options.

Triton has employment agreements with all of its executive officers. In July 2006, the Company entered into a three-year employment agreement with Gregory Lykiardopoulos to be effective as of February 2006 pursuant to which Mr. Lykiardopoulos will receive an annual base salary of $250,000 and other compensation to be determined by the Board of Directors. In addition to Mr. Lykiardopoulos’ shareholdings in Triton, he was granted stock options by the Company’s principal stockholders to purchase shares of the Company’s common stock from them exercisable at $.01 per share based upon the following: (i) 1,500,000 options become exercisable at such time as the Company reports net income that is breakeven or better at the conclusion of any three-month reporting period, (ii) 3,000,000 options become exercisable if, on or before December 31, 2007, the Company reports earnings before interest, taxes, depreciation, amortization and stock based compensation expense (“EBITDA”) of $44 million, and (iii) 3,000,000 options become exercisable if, on or before December 31, 2008, the Company reports annual EBITDA of $88 million. The agreement also contains customary non-disclosure provisions and a three-year non-competition provision extending beyond the term of his agreement. As indicated above, any shares issued to Mr. Lykiardopoulos will be provided by the Company’s current principal stockholders (all of whom have been identified under “Principal Stockholders,” below), excluding Messrs. Lykiardopoulos, Mathis and Hayes. Accordingly, the issuance of any of these shares to Mr. Lykiardopoulos will not dilute the Company’s remaining stockholders.

The Company intends to purchase a key man life insurance policy on Mr. Lykiardopoulos’ life in the amount of $3,000,000.

Messrs. Byers, Griggs, Wheaton, Himmelman and Li and Ms. Lu receive annual salaries of $125,000, $110,000, $110,000, $110,000, $85,000 and $45,000, respectively, and have signed customary non-disclosure and non-competition agreements. Directors are not compensated for their services but any reimbursed for any out of pocket expenses associated with their services to the Company.

Equity Incentive Plan

The Company intends to establish an equity incentive plan under which it will grant restricted stock and/or stock options to officers, directors, employees and consultants, based on determination by its Board of Directors. It is expected that such plan will not exceed 15% of the Company’ outstanding share capital.

PRINCIPAL STOCKHOLDERS

As of the date of this Report, there are 38,441,951 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this Report by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Beneficially Owned

Gregory Lykiardopoulos	12,758,764	(1)	33.2%

Kevin Pickard	0		0%

L. Michael Underwood	2,415,029	(2)	6.3%

Stephen Garland	373,137		1.0%

Earnest Mathis, Jr.	797,980		2.1%

D. Rick Hayes	797,980		2.1%

West Hampton Special Situations Fund, LLC L. Michael Underwood, Manager	4,083,782		10.6%

The Elevation Fund, LLC Lance J. Baller, Manager	4,083,782		10.6%

Battersea Capital, Inc.	2,415,029		6.3%

All executive officers and directors as a group (4 persons)	14,727,861		38.3%

(1)          Includes 1,492,550 shares owed by Mr. Lykiardopoulos; 5,669,152 shares owned by Hawk Investments Ltd, 3,358,237 shares owned by Marin Northcoast LLC, and 2,238,825 shares owed by Barbaree LLC. Mr. Lykiardopoulos is the managing member of each company.

(2)          Does not include 4,083,782 shares owned by West Hampton Special Situations Fund, LLC, a venture investment fund in which Mr. Underwood has an interest.

RISK FACTORS

An investment in the Company’s common stock is highly speculative and involves a high degree of risk. Only those sophisticated and experienced investors who can bear the risk of loss of their entire investment should participate. In addition to the other information in this Report, prospective investors should carefully consider the following risk factors in evaluating an investment in the Company.

This Report contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations and intentions. When used in this Report, the words “expects,” “anticipates,” “intends” and “plans” and similar expressions are intended to identify certain of those forward-looking statements. The cautionary statements made in this Report should be read as being applicable to all related forward-looking statements whenever they appear in this Report. The Company’s actual results could differ materially from those discussed in this Report. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Report.

The Company is in an early stage of development and has a limited operating history.

The Company is in the early stage of development, has no revenue and has only a limited operating history on which to base an evaluation of its business and prospects. In addition, its operations and development are subject to all of the risks inherent in the growth of an early stage company, including a limited operating history. The Company may not succeed given the technological, marketing, strategic and competitive challenges it will face. The likelihood of the success of the Company must be considered in light of the expenses, difficulties, complications, problems, delays and inherent risks frequently encountered in connection with the growth of a new business, the continuing development of new technology, and the competitive environment in which the Company operates. Such risks include acceptance by users in an evolving and unpredictable business environment, the lack of a well developed brand identity and the difficulty of bringing the Company’s product to market on a timely basis.

Our revenue is highly dependent on the travel and transportation industries, and particularly on airlines, and a prolonged substantial decrease in travel booking volumes could adversely affect us.

Most of our revenue will be derived from airlines, hotel operators, car rental companies, cruise operators and other suppliers in the travel and transportation industries. Our revenue will increase and decrease with the level of travel and transportation activity and is therefore highly subject to declines in or disruptions to travel and transportation due to factors entirely out of our control. The travel industry is seasonal and our revenue may vary significantly from quarter to quarter. Factors that may adversely affect travel and transportation activity include:

•      Economic downturns and recessions;

•      Global security issues, political instability, acts of terrorism, hostilities and war;

•      Increased airport security that could reduce the convenience of air travel;

•      Inclement weather, such as the recent tsunami which devastated parts of Southeast Asia;

•      Increased occurrence of travel-related accidents;

•      Travelers’ concerns about exposure to contagious diseases such as SARS and avian bird flu;

•      Economic and political issues in the Middle East, Asia, Latin America and elsewhere; and

•      The financial condition of travel sellers.

The possibility of further terrorist attacks, hostilities and war, the resulting security measures at airports, and the financial instability of many of the air carriers may continue to adversely affect the travel industry. Airlines may reduce the number of their flights, making fewer offerings available to us. We expect to depend on a relatively small number of airlines for a significant portion of our revenue. Several major airlines are experiencing liquidity problems, some have sought bankruptcy protection and still others may consider bankruptcy relief. Travelers’ perceptions of passenger security or airlines’ financial stability may have an adverse effect on demand. The financial instability of airlines or a prolonged substantial decrease in travel booking volumes could have an adverse impact on our financial performance, operations, liquidity and capital resources and could impair our ability to recover the carrying value of certain of our assets, including capitalized software, other intangible assets and goodwill.

We encounter risks and difficulties frequently experienced in rapidly evolving industries such as the travel industry, and particularly the online travel industry. Some of these risks relate to our ability to:

•      Attract and retain customers on a cost-effective basis;

•      Expand and enhance our product offerings;

•                  Operate, support, expand and develop our operations, our websites, our software and our communications and other systems;

•                  Diversify our sources of revenue, including by entering into agreements that may reflect changes to our business model;

•                  Maintain and develop our existing brands and distribution channels, as well as to make cost-effective expenditures in connection with these initiatives;

•                  Manage our relationships with important travel sellers and other industry participants; and

•                  Respond to competitive market conditions.

If we are unsuccessful in addressing these risks or in executing our business strategy, our business, financial condition and results of operations may suffer.

We face competition from established and emerging travel distribution channels, risks related to deregulation of the travel industry and possible internal channel conflict, which could divert customers to our competitors and adversely affect our results of operations.

Our business involves providing travel seller inventories to travel agents and we face significant competition in all aspects of this business. With respect to travel agencies, we compete primarily against large and well-established GDSs, but new GDS alternatives are also being promoted in the marketplace. With the deregulation of the travel industry in the United States, we compete in a free-market system. Our current and potential customers may elect to use a GDS or a GDS alternative offering lower prices. Losing access to inventory from one or more major travel seller would make us less attractive to travel agencies and other travel buyers, which could reduce our booking fee revenue. In addition, we face increasing competition for travel agencies from travel sellers that distribute directly to travel agencies, as well as to consumers.

We expect existing competitors, business partners and new entrants to the travel business to constantly revise and improve their business models in response to challenges from competing businesses, including ours. If these or other travel industry participants introduce changes or developments that we cannot meet in a timely or cost-effective manner, our business may be adversely affected.

In addition, consolidation among our competitors may give them increased negotiating leverage with travel sellers and greater marketing resources, thereby providing corresponding competitive advantages over us. Consolidation among travel sellers, including airline mergers, may increase competition from distribution channels related to those travel sellers and place more leverage in the hands of those travel sellers to negotiate lower booking fees. If we are unable to compete effectively, competitors could divert our customers away from our travel distribution channels and, unless we substitute alternative revenue streams, it could adversely affect our results of operations.

Some travel sellers are seeking alternative distribution models, and alternative models of travel distribution are emerging, which may adversely affect our results of operations.

Some travel sellers are seeking to decrease their reliance on distribution intermediaries, including GDSs. Travel sellers may give advantages to distribution intermediaries in which they have an economic stake or may create or expand commercial relationships with online and traditional travel agencies that work with travel sellers to directly book travel with them. Many airlines, hotels, car rental companies and cruise operators have established their own travel distribution websites. Several travel sellers have formed joint ventures that offer multi-supplier travel distribution websites. From time to time, travel sellers offer advantages, such as bonus miles, lower transaction fees, or discounted prices, when their products and services are purchased from these supplier-related websites. Some of these offerings are not available to unrelated intermediaries, or those intermediaries must provide lower distribution pricing in exchange for access to the offerings. In addition, a new breed of competitor is entering the online travel marketplace. Both well-established search engine companies as well as start ups are attempting to enter the online travel marketplace by leveraging search technology to aggregate travel search results across travel seller, travel agent and other travel-related websites. These search engines and alternative travel distribution channels have the potential to divert customers from our online sites thereby putting pressure on our revenue, pricing and operating margins.

Adverse changes in or interruptions to our relationships with travel sellers could affect our access to travel offerings and reduce our revenue.

We rely on participating agreements with airlines, hotels, cruise lines and the like and none of these arrangements are exclusive. In fact, these travel sellers have entered into similar agreements with others. We cannot assure you that our arrangements with travel sellers will remain in effect, or that any of these sellers will continue to supply us with the same level of travel inventory in the future.

Consolidation in the travel industry and increased competition for travel agency subscribers may result in increased expenses, lost bookings and reduced revenue.

We compete to attract and retain travel agencies as our customers. The number of bookings these travel agencies produce is an important factor in our success. Some travel sellers have reduced or eliminated commissions paid to travel agencies. The loss of commissions causes travel agencies to become more dependent on other sources of revenue, such as traveler-paid service fees and GDS-paid incentives. The reduction or elimination of travel seller-paid commissions has forced some smaller travel agencies to close or to combine with larger travel agencies. Consolidation of travel agencies may result in increased competition to acquire them as customers. In order to compete effectively, we may need to increase incentives, pre-pay incentives, increase spending on marketing or product development, or make significant investments to purchase strategic assets. In addition, consolidation among travel sellers, such as airline and hotel mergers and alliances, may increase competition from their distribution channels or give them additional leverage to negotiate lower booking charges by us.

Our success depends on maintaining the integrity of, and upgrading the quality of, our systems and infrastructure.

In order to be successful, we must provide reliable, real-time access to our systems for our travel agent customers and travel sellers while also pursuing a low-cost model. If our operations grow in both size and scope, we will continuously need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel sellers enhanced products, services, features and functionality, all while maintaining the reliability and integrity of our systems and infrastructure and while pursuing the lowest cost per transaction. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Travel agents and travel sellers will not tolerate a service hampered by slow delivery times, unreliable service levels and service outages due to the installation of upgrades, or insufficient capacity, any of which could have a material adverse effect on our business, financial condition and results of operations.

If the Company does not continue to innovate and provide products and services that are useful to users, it may not remain competitive, and the Company’s revenue and operating results could suffer.

The Company’s future success depends on providing travel products and services online that are accepted by travel agents. The Company’s competitors are constantly developing innovations in connection with the electronic provision of travel products and services. As a result, the Company must continue to invest significant resources in research and development in order to enhance its technology and its existing travel products and services. Additionally, the Company will have to consistently introduce new high-quality products and services that travel industry participants can easily and effectively use. If the Company is unable to provide customers with high quality and technologically efficient electronic travel services, then its customers may become dissatisfied and move to competitors’ products. Moreover, if the Company is unable to predict user preferences or industry changes, or if the Company is unable to modify its products and services on a timely basis, it may lose users.

Doing business internationally poses special risks.

We do most of our business internationally and it requires management attention and special resources. Nevertheless, the Company faces a number of risks associated with its international operations, including the following:

•                  Challenges caused by distance, language and cultural differences;

•                  Longer payment cycles in some countries;

•                  Credit risk and higher levels of payment fraud;

•                  Legal and regulatory restrictions;

•                  Foreign exchange controls that might prevent the Company from repatriating cash earned in countries outside the United States;

•                  Political and economic instability and export restrictions;

•                  Potentially adverse tax consequences; and

•                  Higher costs associated with doing business internationally.

These risks could harm the Company’s international business efforts, which in turn would adversely affect its business prospects and operating results.

The Company may not be able to retain the key personnel it needs to succeed and new, qualified personnel may be extremely difficult to attract.

The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of Gregory Lykiardopoulos, the Company’s Chief Executive Officer, and certain key employees and consultants. The Company has entered into an employment agreement with Mr. Lykiardopoulos and may also enter into employment agreements with other employees. Failure of the Company to retain the services of its executive officers, or to attract and retain additional qualified personnel, could adversely affect the Company’s business, financial condition and results of operations. The Company does not currently carry key-man life insurance on any of its executive officers. The Company intends to purchase a key man life insurance policy on Mr. Lykiardopoulos’ life in the amount of $3,000,000.

There may be substantial variations from the financial projections contained in this Report.

Any financial projections, including estimates of segment or ticket sales or revenue generated from such sales, contained in this Report have been prepared by the Company’s management and have been included for the limited purpose of assisting prospective investors in analyzing the potential risks and benefits of their investment. Any such projections constitute forward-looking statements as that term is defined herein. These projections are based on certain assumptions made by management and are inherently subject to significant business, economic, regulatory, technological and competitive uncertainties and contingencies and other factors that may cause actual results, performance or achievements of the Company to be materially different from the predicted future results, performance or achievements expressed or implied by such forward-looking statements. All of these assumptions are difficult to predict or quantify and many are beyond the control of the Company. Therefore, there can be no assurance that any such projections or the underlying assumptions will be realized and actual results may vary substantially from any such projections. The Company makes no representation or warranty as to their accuracy, completeness or reliability, or with respect to the accuracy, adequacy or reasonableness of the assumptions on which such projections are based.

Because the Company’s common stock is classified as “penny stock,” trading is limited, and the share price could decline.

Because the Company’s common stock falls under the definition of “penny stock,” trading in the common stock, if any, is expected to be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

“Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

•                  A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•                  All compensation received by the broker-dealer in connection with the transaction;

•                  Current quotation prices and other relevant market data; and

•                  Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

The Company’s directors, executive officers and affiliates will continue to exert significant control over the Company’s future direction.

Members of the Company’s Board of Directors and its executive officers, together with their affiliates, own a majority of the outstanding common stock. Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of the Company’s stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership, which could result in a concentration of representation on the Company’s Board of Directors, may delay, prevent or deter a change in control and could deprive the Company’s stockholders of an opportunity to receive a premium for their common stock as part of a sale of the Company or its assets.

The issuance of equity to employees and consultants will dilute the interests of investors.

The Company intends to establish a stock incentive plan reserving shares for issuance to executive officers, directors, employees and consultants upon option exercise, although no options have as yet been issued. The issuance of shares under the plan will dilute the interests of existing stockholders.

Investors should not anticipate receiving cash dividends on the Company’s common stock.

The Company has never declared or paid any cash dividends or distributions on its common stock and intends to retain its future earnings, if any, to support operations and to finance expansion. Therefore, the Company does not anticipate paying any cash dividends on the common stock in the foreseeable future.

Item 2.02               Results of Operations and Financial Condition

This following information specifies certain forward-looking statements of management of the company.  Forward-looking statements are statements that estimate the happening of future events are not based on historical fact.  Forward-looking statements may be identified by the use of forward-looking terminology such as, “may”, “shall”, “could”, “expect”, “estimate”, “anticipate”, “predict”, “probable”, “possible”, “should”, “continue”, or similar terms, variations of those terms or the negative of those terms.  The forward-looking statements specified in the following information have been complied by our management and considered by management to be reasonable.  Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.  To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of these forward-looking statements.  No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

OVERVIEW

We were incorporated in the State of Nevada on January 10, 2006.  We are an emerging, next generation Web-based travel services distribution company.  Our core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis.

The development of the technology and screens for our online distribution system was initiated by our CEO and other current management team members while they were affiliated with GRSNetwork, Inc. (“GRS”), a California corporation, which was founded in 1997.  GRS’s original activities centered on creating various products for travel agents to streamline their businesses, including accounting systems, electronic reporting systems, a web-based engine, cruise products, management reports and system reporting applications.  GRS produced software programs and sold them to independent travel agents, and also developed the software and website for an Internet-based system for distributing travel inventory from sellers to agents.

In 1999, GRS launched its online travel distribution service, with the original notion of recruiting U.S. travel agents that were too small to afford the minimum guarantees required by the major GDSs.  The timing of this launch and the financial instability of smaller travel agents proved to be inopportune.  By the end of 1999, the airlines in the United States eliminated the payment of commissions to travel agents.  This high-impact decision, which was designed to reduce costs,  caused many travel agencies to cease operations and also resulted in fewer bookings for United States’ airlines.

Two years later, the United States experienced the terrorism of 9/11; which served to accelerate the financial decline of several major U.S.-based airlines and thousands of domestic travel agencies.  Within this environment, GRS was further developing its proprietary product suite and was attempting to sign up individual travel agents, one at a time.  Ultimately, GRS determined that the cost of attracting and maintaining smaller travel agencies was greater than the revenue streams that could be generated from this target market.  After five years of trying to engineer a profitable business model, and having incurred significant operating losses and unpaid debt obligations, GRS went out of business in September 2004.

When GRS ceased operations, a secured lender held a security interest in all of the assets of GRS including its operating business, personal property and software technologies.  In December 2005, an investor group formed TDS Acquisition, LLC, a Nevada limited liability company (“TDS LLC”), and acquired the security position of the secured lender for an investment of $200,000 in cash plus additional costs associated with the foreclosure.  TDS LLC foreclosed on the inactive assets in January 2006 and contributed them to us in exchange for shares.

These assets consisted of computers, servers, furniture and fixtures, as well as the technology (Intellectual property) to support the online distribution of travel services.  TDS LLC did not transfer any of the accounts of GRS.

We commenced operations in January 2006 with an initial emphasis on Southeast Asia and intend to expand to other international locations, including South America and Europe.  Unlike the travel industry in the United States, which is highly fragmented and decentralized, emerging countries in Asia have only one or two flagship airlines for international routes, the airlines are controlled by the government, their fleets have been modernized, the carriers are generally profitable, the travel agencies are clustered in large associations, and the government has considerable influence over decisions which affect bookings and the issuance of tickets to domestic and foreign travelers.

We are a developmental stage company.  We are subject to risks and uncertainties, including new product development, actions of competitors, reliance on the knowledge and skills of our employees to be able to service customers, and availability of sufficient capital and a limited operating history.

GOING CONCERN

The financial statements included elsewhere in this Form 8-K have been prepared in conformity with generally accepted accounting principles in the United States, which contemplates continuation as a going concern.  However, we have not generated any operating revenue, have incurred significant operating losses to date, have a negative cash flow from operations and have working capital and stockholders' deficits, which raises substantial doubt about its ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations, which in turn is dependent upon our ability to meet our financial requirements, raise additional capital, and the success of our future operations.

Management has raised in excess of $5 million in equity capital and has completed a reverse acquisition with a public shell company through an exchange of shares.  Management believes that the transaction and private placement provides an opportunity for us to continue as a going concern.

CRITICAL ACCOUNTING POLICY AND ESTIMATES

Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of intangible assets, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily the valuation of intangible assets. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Intangible Assets

The determination of the fair value of certain acquired assets is subjective in nature and often involves the use of significant estimates and assumptions. Determining the fair values and useful lives of intangible assets especially requires the exercise of judgment. While there are a number of different generally accepted valuation methods to estimate the value of intangible assets acquired, we have valued our intangible assets based on the historical purchase price.  All of our intellectual property was purchased by certain investors for $238,525 and contributed to us in exchange for shares of our common stock.  In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we evaluate our intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from our estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  Amortization is computed using the straight-line method over the estimated useful life of the intellectual property of 10 years.

Revenue recognition

We apply the guidance within SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) to determine when to properly recognize revenue. SAB 104 states that revenue generally is realized or realizable and earned when persuasive evidence of an arrangement exists, services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

We provide electronic travel distribution services through our travel distribution system. These services are provided for airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients. We charge a fee for reservations booked through our distribution system. Revenue is recognized at the time the transactions are processed. However, if a transaction is subsequently canceled, the transaction fee or fees must be credited or refunded. Therefore, revenue is recorded net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on industry historical cancellation rates and will be based on our own cancellation rates once a sufficient history of cancellations is established.  In estimating the amount of future cancellations that will require a transaction fee to be refunded, we assume that a significant percentage of cancellations are followed by an immediate re-booking of the transaction, without a net loss of revenue.

LIQUIDITY AND CAPITAL RESOURCES

We had a cash and cash equivalents of $103,747 at March 31, 2006. Our total current assets at March 31, 2006 were equal to $124,295. We also had the following long term assets: $40,593 in furniture and equipment, net; $18,879 in net website development costs, net; and $232,562 in intellectual property, net.  Our total assets as of March 31, 2006 were $416,329.

Our total current liabilities were $1,023,384 at March 31, 2006, which was represented by accounts payable of $33,942, accounts payable – related party of $40,000, accrued interest – related party of $6,838 and notes payable – related party of $942,604.  Our liabilities exceeded our assets by $607,055 as of March 31, 2006.

During the period from inception to March 31, 2006, we used $877,590 and $61,367 of cash in our operating and investing activities, respectively, and generated cash of $1,042,704 from our financing activities.

We have financed our operations primarily through cash generated from notes payable issued to related parties.  In February 2006, we entered into a revolving credit agreement with certain of our investors for a maximum amount of $2,500,000.  We had outstanding various notes payable under this agreement of $942,604 as of March 31, 2006.  The notes accrue interest at 6% per annum.  The principal amount of the notes plus accrued interest will be repaid from the proceeds of our private placement offering. The notes are secured by all of our assets.

In July 2006, we completed a private placement offering where we sold 5,750,000 shares of our common stock for gross proceeds of $5,750,000.  After paying the commission and fees associated with the private placements of approximately $747,500 and repaying the notes payable and accrued interest to investors of approximately $2,013,000, we received approximately $2,989,500 from this private placement offering.

In addition in July 2006, we completed a reverse acquisition transaction with Petramerica Oil, Inc. (“Petra”), a public shell company.  In accordance with the terms of the Share Exchange Agreement, Petra issued and exchanged 36,754,041 shares of Petra’s common stock for all 29,550,000 issued and outstanding shares of Triton’s common stock.  After the merger transaction, the stockholder of Triton own approximately 95% of the issued and outstanding shares of Petra and the management and board of directors of Triton have been appointed as officers and two directors of Petra.  The exchange of shares with Petra has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Triton obtained control of Petra.  Accordingly, the exchange of shares of the two companies has been recorded as a recapitalization of Triton, with the Triton being treated as the continuing entity.

RESULTS OF OPERATIONS

Revenue

We did not generate any revenue from our inception to March 31, 2006.

Operating Expenses

Our operating expenses from inception to March 31, 2006 were $938,842 which consisted of payroll and related benefits of $436,143, professional fees of $217,639, marketing and advertising of $33,423 and other general and administrative expenses of $251,637.  We expect our operating expenses to increase in the future as we execute on our business plan.

Interest expense from inception to March 31, 2006 was $6,838 which consisted interest accrued on the notes payable to related parties.

OUR PLAN OF OPERATION

Our future expansion will be geographically driven.  Initially, we intend to maximize our business development opportunities in Asia where we have already established and further identified a significant base of country-specific partners and travel vendors, particularly national flag carriers and major hotel operators.  Our objective is to provide our foreign joint venture partners with our proprietary technology suite and management expertise, so they may drive the volume of transactions at the local level.

We believe that our Internet-based business model is highly scalable and can be replicated in several other important regions of the world.  Once our Asia footprint is further operational, we intend to leverage our platform into the United States, then Europe, and then South America.  We believe that the macroeconomic trends, such as high jet fuel and labor costs, airline and GDS deregulation, relatively low air fares, an industry-wide determination to cut distribution costs, and expansion of travel bookings over the Internet, favor our low-cost entry into these large, established and fully-addressable markets.  Our strategy, which we are employing in Asia, of selling the airlines first and the travel agencies will follow, is anticipated to be transferable to Europe and South America, in particular, where many airlines are government owned or subsidized, and where there is central control over the distribution channels that travel agencies use.

OFF-BALANCE SHEET ARRANGEMENTS

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Item 3.02               Unregistered Sales of Equity Securities

On July 10, 2006, Triton sold an aggregate of 5,750,000 shares of its common stock at $1.00 per share to a group of investors pursuant to the exceptions provided by Section 4(2) of the Securities Act of 1933, as amended (“Act”), and Regulation D promulgated thereunder. All of the shares were sold through Brookstreet Securities Corporation as Placement Agent and all of the investors were “accredited” as that term is defined in Rule 501 of Regulation D of the Act. No general solicitation or advertising was employed, all investors took the common stock for investment and not with a view to distribution or resale and all certificates were marked with an appropriate restrictive legend.

On the same date, in accordance with the Exchange Agreement, the Registrant issued an aggregate of 36,536,378 shares of its common stock in exchange for all of the outstanding shares of Triton including 7,151,802 shares issued to the investors by Triton as described in the paragraph above.

Item 5.01               Changes in Control of Registrant

In connection with the closing on the Exchange Agreement, (i) the Registrant issued an aggregate of 36,754,041 shares of its common stock which resulted in a change of control with respect to its stock ownership and (ii) the Registrant elected two new directors, which did not represent a change in the majority control of the Board. Please see “Management” and “Principal Stockholders” sections in Item 2.01 above, which set forth the Company’s new principal stockholders and its two newly elected directors.

Item 5.06               Change in Shell Company Status

As a result of the closing of the Exchange Agreement, the Registrant’s status changed from a “shell” company to an operating company. Please see Item 2.01 above for a description of the material terms of the Exchange Agreement.

Item 9.01               Financial Statements and Exhibits

(a)  Financial statements:

Triton Distribution Systems, Inc.
(A Development Stage Company)
Financial Statements
For the Period from Inception (January 10, 2006) to March 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Triton Distribution Systems, Inc.
Sausalito, California

We have audited the accompanying balance sheet of Triton Distribution Systems, Inc. (a development stage company) as of March 31, 2006, and the related statements of operations, stockholders’ deficit and cash flows for the period from inception (January 10, 2006) to March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triton Distribution Systems, Inc. as of March 31, 2006, and the results of its operations and cash flows for the period from inception (January 10, 2006) to March 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

June 28, 2006
except for paragraphs 1 and 2 of Note 9 as to which the
date is July 12, 2006

Triton Distribution Systems, Inc.
(A Development Stage Company)
Balance Sheet

March 31,
2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$103,747
Prepaid and other current assets	20,548

TOTAL CURRENT ASSETS	124,295

FURNITURE AND EQUIPMENT, net of accumulated depreciation of $1,074	40,593
WEBSITE DEVELOPMENT COSTS, net of accumulated amortization of $821	18,879
INTELLECTUAL PROPERTY, net of accumulated amortization of $5,963	232,562

TOTAL ASSETS	$416,329

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$33,942
Accounts payable - related party	40,000
Accrued interest - related party	6,838
Notes payable - related party	942,604

TOTAL CURRENT LIABILITIES	1,023,384

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ DEFICIT
Preferred stock; $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding
Common stock; $0.001 par value; 100,000,000 shares authorized; 28,800,000 shares issued and outstanding	28,800
Additional paid-in capital	309,825
Deficit accumulated during the development stage	(945,680)

TOTAL STOCKHOLDERS’ DEFICIT	(607,055)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$416,329

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(A Development Stage Company)
Statement of Operations

Inception
(January 10,
2006) to
March 31,
2006

NET SALES	$—

COST OF SALES	—

GROSS PROFIT	—

OPERATING EXPENSES:
Payroll and related benefits	436,143
Professional fees	217,639
Marketing and adversiting	33,423
Other general and administrative expenses	251,637

TOTAL OPERATING EXPENSES	938,842

LOSS FROM OPERATIONS	(938,842)

OTHER INCOME (EXPENSE)
Interest expense	(6,838)

TOTAL OTHER INCOME (EXPENSE)	(6,838)

LOSS BEFORE PROVISION FOR INCOME TAXES	(945,680)

PROVISION FOR INCOME TAXES	—

NET LOSS	$(945,680)

NET LOSS PER SHARE:
BASIC AND DILUTED	$(0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	28,800,000

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(A Development Stage Company)
Statement of Stockholders’ Deficit
For the Period From Inception (January 10, 2006) to March 31, 2006

				Deficit
				accumulated	Total
			Additional	during the	stockholders’
	Common stock		paid-in	development	equity
	Shares	Amount	capital	stage	(deficit)

Balance at inception (January 10, 2006)	—	$—	$—	$—	$—

Issuance of common stock for cash and contribution of intellectual property	28,800,000	$28,800	$309,825		338,625

Net loss				(945,680)	(945,680)

Balance at March 31, 2005	28,800,000	$28,800	$309,825	$(945,680)	$(607,055)

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(A Development Stage Company)
Statement of Cash Flows

Inception
(January 10,
2006) to
March 31,
2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(945,680)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	7,858
Changes in assets and liabilities:
Prepaid expenses and other assets	(20,548)
Accounts payable	33,942
Accounts payable - related party	40,000
Accrued interest - related party	6,838

Net cash used in operating activities	(877,590)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(41,667)
Payment for web development costs	(19,700)

Net cash used in investing activities	(61,367)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	100,100
Proceeds from issuance of notes payable	942,604

Net cash provided by financing activities	1,042,704

NET INCREASE IN CASH AND CASH EQUIVALENTS	103,747

CASH AND CASH EQUIVALENTS, Beginning of period	—

CASH AND CASH EQUIVALENTS, End of period	$103,747

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$—
Income taxes paid	$—

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Contribution of intellectual property for common stock	$238,525

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the Period From Inception (January 10, 2006) to March 31, 2006

Note 1 - Organization and significant accounting policies

Organization and line of business

Triton Distribution Systems, Inc. (“TDS” or the “Company”) was incorporated in the State of Nevada on January 10, 2006. The Company had adopted a December 31st year end. TDS is an emerging, next generation Web-based travel services distribution company. Its core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis. TDS is currently a development stage company under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7 as it has not generated any revenue.

History

The development of the technology and screens for the Company’s online distribution system was initiated by the Company’s CEO and other current management team members while they were affiliated with GRSNetwork, Inc. (“GRS”), a California corporation, which was founded in 1997. GRS’s original activities centered on creating various products for travel agents to streamline their businesses, including accounting systems, electronic reporting systems, a web-based engine, cruise products, management reports and system reporting applications. GRS produced software programs and sold them to independent travel agents, and also developed the software and website for an Internet-based system for distributing travel inventory from sellers to agents.

In 1999, GRS launched its online travel distribution service, with the original notion of recruiting U.S. travel agents that were too small to afford the minimum guarantees required by the major Global Distribution Systems (“GDSs”). In hindsight, the timing of this launch and the financial instability of smaller travel agents proved to be inopportune. By the end of 1999, the airlines in the United States completely eliminated the payment of commissions to travel agents. We believe this high-impact decision, which was designed to reduce costs, actually caused many travel agencies to cease operations and also resulted in fewer bookings for U.S. airlines.

Two years later, the United States experienced the terrorism of 9/11; we believe this catastrophic event only served to accelerate the financial decline of several major U.S.-based airlines and thousands of domestic travel agencies. Within this environment, GRS was further developing its proprietary product suite and was attempting to sign up individual travel agents, one at a time. Ultimately, GRS determined that the cost of attracting and maintaining smaller travel agencies was greater than the revenue streams that could be generated from this target market. After five years of trying to engineer a profitable business model, and having incurred significant operating losses and unpaid debt obligations, GRS went out of business in September 2004.

When GRS ceased operations, a secured lender held a security interest in all of the assets of GRS including its operating business, personal property and software technologies. In December 2005, an investor group formed TDS Acquisition, LLC, a Nevada limited liability company (“TDS LLC”), and acquired the security position of the secured lender for an investment of

See report of independent registered public accounting firm.

$200,000 in cash plus additional costs associated with the foreclosure. TDS LLC foreclosed on the inactive assets in January 2006 and contributed them to the Company in exchange for shares. These assets consisted of computers, servers, furniture and fixtures, as well as the technology (Intellectual property) to support the online distribution of travel services. TDS LLC did not transfer any of the accounts of GRS. The Company intends to develop its own strategy and plans to pursue business, first in Asia, and then in other parts of the world.

The Company was established in January 2006. The Company commenced operations with an initial emphasis on Southeast Asia and intends to expand to other international locations, including South America and Europe. Unlike the travel industry in the United States, which is highly fragmented and decentralized, emerging countries in Asia have only one or two flagship airlines for international routes, the airlines are controlled by the government, their fleets have been modernized, the carriers are generally profitable, the travel agencies are clustered in large associations, and the government has considerable influence over decisions which affect bookings and the issuance of tickets to domestic and foreign travelers.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair value of financial instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company has limited experience as it is a development stage company but does not anticipate incurring any losses related to this credit risk. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The

See report of independent registered public accounting firm.

Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Furniture and equipment

Furniture and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5-7 years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

The estimated service lives of furniture and equipment are as follows:

Computer equipment	5 years
Office equipment	5 years
Furniture and fixtures	7 years

Revenue recognition

The Company applies the guidance within SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) to determine when to properly recognize revenue. SAB 104 states that revenue generally is realized or realizable and earned when persuasive evidence of an arrangement exists, services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

The Company provides electronic travel distribution services through its travel distribution system. These services are provided for airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients. The Company charges a fee for reservations booked through its distribution system. Revenue is recognized at the time the transactions are processed. However, if a transaction is subsequently canceled, the transaction fee or fees must be credited or refunded. Therefore, revenue is recorded net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on industry historical cancellation rates and will be based on the Company’s own cancellation rates once a sufficient history of cancellations is established. In estimating the amount of future cancellations that will require a transaction fee to be refunded, the Company assumes that a significant percentage of cancellations are followed by an immediate re-booking of the transaction, without a net loss of revenue.

Website development costs

Website development costs are for the development of the Company’s Internet website. These costs have been capitalized when acquired and installed, and are being amortized over three years. The Company accounts for these costs in accordance with EITF 00-2, “Accounting for Website Development Costs,” which specifies the appropriate accounting for costs incurred in

See report of independent registered public accounting firm.

connection with the development and maintenance of websites. Amortization expense was $821 for the period from inception (January 10, 2006) to March 31, 2006.

Intellectual property

Intellectual property consists of a suite of “Expert” products for travel agents including ReservationExpert™, CruiseExpert™ and TourExpert™; “Link” products for agency customers including ResLink™, CruiseLink™ and TourLink™; and “Back-Office” agency products including IAR, TicketClient™, ItinClient™ and AccountingClient™. All of these products were purchased by certain investors for $238,525 and contributed to the Company in exchange for shares of the Company’s common stock. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company evaluates its intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Amortization is computed using the straight-line method over the estimated useful life of the intellectual property of 10 years.

Amortization expense was $5,963 for the period from inception (January 10, 2006) to March 31, 2006. Amortization expense for the next 5 years is expected to be $23,852 per year.

Impairment of long-lived assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a “primary-asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

Stock based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25,

See report of independent registered public accounting firm.

Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. As of March 31, 2006, the Company had no employee options outstanding.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss per share

The Company reports loss per share in accordance with SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing the net loss by the weighted average number of common shares available. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no stock options outstanding at March 31, 2006. The Company has a net loss for the period from inception (January 10, 2006) to March 31, 2006.

Recently issued accounting pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 is not expected to have a material effect on the financial position or results of operations of the Company.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and

See report of independent registered public accounting firm.

amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. SFAS No. 155 is not expected to have a material effect on the financial position or results of operations of the Company.

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.               Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.               Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.               Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:

4.               At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.               Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

Note 2 – Development stage company and going concern

The Company is a new developmental stage company as of January 10, 2006. The Company is subject to risks and uncertainties, including new product development, actions of competitors, reliance on the knowledge and skills of its employees to be able to service customers, and availability of sufficient capital and a limited operating history. Accordingly, the Company presents its financial statements in accordance with the accounting principles generally accepted in the United States of America that apply in establishing new operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the

See report of independent registered public accounting firm.

development stage and the accumulated statement of operations and cash flows from inception of the development stage to the date on the current balance sheet. Contingencies exist with respect to this matter, the ultimate resolution of which cannot presently be determined.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has not generated any operating revenue, has incurred significant operating losses to date, has a negative cash flow from operations and has working capital and stockholders’ deficits, which raises substantial doubt about its ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management is attempting to raise additional capital and is seeking a business combination see Note 9 for further discussion. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Note 3 - Furniture and equipment

The cost of furniture and equipment at March 31, 2006 consisted of the following:

Computer equipment	$36,019
Office equipment	3,200
Furniture and fixtures	2,448
41,667
Less accumulated depreciation	(1,074)

$40,593

Depreciation expense for the period from inception (January 10, 2006) to March 31, 2006 was $1,074.

Note 4 – Notes payable – related party

In February 2006 the Company entered into a revolving credit agreement with certain investors for a maximum amount of $2,500,000. The investors, also shareholders, consisted of the following:

a.               The Elevation Fund, LLC holds 5,200,000 shares of common stock;

b.              West Hampton Special Situations Fund, LLC holds 5,200,000 shares of common stock which L. Michael Underwood is the manager of the fund and is a director of the Company;

See report of independent registered public accounting firm.

c.               LMU and Company - L. Michael Underwood has ownership in this company; and

d.              Battersea Capital Inc. holds 2,900,000 shares of common stock

L. Michael Underwood, a director of the Company, personally holds 2,900,000 shares of common stock.

The Company has outstanding various notes payable under this agreement. The notes accrue interest at 12% per annum. The principal amount of the notes plus accrued interest will be repaid from the proceeds of the Company’s private placement offering. The Company can borrow up to $2,500,000. The loan is secured by the assets of the Company. See Note 8. All principal and accrued interest is due and payable within 120 days from the date of this agreement. This agreement was verbally extended to July 11, 2006 and the outstanding balance plus accrued interest will be repaid from the proceeds of the private placement offering (See Note 9).

Note 5 – Stockholders’ deficit

The Company has authorized 110,000,000 shares of $0.001 par value stock. 100,000,000 have be authorized as common stock and 10,000,000 have been authorized as preferred stock. As of March 31, 2006, the Company has 28,800,000 shares of common stock issued and outstanding.

Upon the formation of the Company, the founding stockholders contributed $100,100 in cash and intellectual property valued at $238,525 in exchange for 28,800,000 shares of common stock.

Note 6 - Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at March 31, 2006 are as follows:

Deferred tax assets:
Federal net operating loss	$307,000
State net operating loss	42,000
Total deferred tax assets	349,000
Less valuation allowance	(349,000)
$—

At March 31, 2006, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $902,000 and $472,000, respectively. Federal NOLs could, if unused, expire in 2021. State NOLs, if unused, could expire in 2011.

See report of independent registered public accounting firm.

The valuation allowance increased by $349,000 for the period from inception (January 10, 2006) to March 31, 2006 The Company has provided a 100% valuation allowance on the deferred tax assets at March 31, 2006 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate for the period from inception (January 10, 2006) to March 31, 2006 is as follows:

Federal income tax rate	(34.0)%
State tax, net of federal benefit	(6.0)%
Increase in valuation allowance	40.0%

Effective income tax rate	0.0%

Note 7 – Commitments and contingencies

Employment agreement

In July 2006, the Company entered into a three-year employment agreement with its CEO, Gregory Lykiardopoulos to be effective as of February 2006 pursuant to which Mr. Lykiardopoulos will receive an annual base salary of $250,000 and other compensation to be determined by the Board of Directors. In addition to Mr. Lykiardopoulos is entitled to receive additional shares of common stock if certain profitability requirements are met. These shares will be issued from existing shares. No new shares will be issued pertaining to this agreement.

Leases

The Company leases office space in an office building in Sausalito, California under an operating lease agreement that expires in May 2010. The lease provides for current monthly lease payments of $18,120 which increase over the term of the lease.

Future minimum lease payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows:

Operating Leases
Year ending December 31,
2006	$219,785
2007	223,812
2008	227,838
2009	231,865
2010	97,310

$1,000,610

See report of independent registered public accounting firm.

The Company incurred rent expense of $36,240 for the period from inception (January 10, 2006) to March 31, 2006.

Note 8 – Related parties

In addition to the note payable discussed in Note 4, the Company had certain transactions with a related party. As of March 31, 2006, the Company owes $40,000 to Gregory Lykiardopoulos, its current CEO and major shareholder for past due compensation.

A director of the Company, Stephen Garland, is also an owner of $300,000 shares of common stock.

Note 9 – Subsequent events

Private placement

The Company is currently offering 5,750,000 shares of its common stock at $1 per share through a private placement offering. The closing of this offering was contingent upon the placement agent selling the minimum offering of $2,000,000 of common stock and the completion of a merger transaction with a public company. As of July 7, 2006, the underwriter has sold all 5,750,000 shares for gross proceeds of $5,750,000. The Company has an agreement with certain stockholders whereby these stockholders agreed to cancel up to 5,000,000 of their shares on a one-for-one basis for every shares sold in the private placement offering. As a result the net increase in the shares outstanding after the private placement offering was 750,000.

Business combination

In July 2006, the Company completed a reverse acquisition transaction with Petramerica Oil, Inc. (“Petra”), a public shell company. In accordance with the terms of the Agreement, Petra issued and exchanged 36,754,041 shares of Petra’s common stock for all 29,550,000 issued and outstanding shares of the Company’s common stock. After the merger transaction, the stockholders of the Company own approximately 95% of the issued and outstanding shares of Petra and the management and board of directors of the Company have been appointed as officers and two directors of Petra. The exchange of shares with Petra has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of the Company obtained control of Petra. Accordingly, the exchange of shares of the two companies has been recorded as a recapitalization of the Company, with the Company being treated as the continuing entity.

See report of independent registered public accounting firm.

Equity incentive plan

On June 12, 2006, the Company’s board of directors approved the Triton Distribution Systems, Inc. 2006 Equity Incentive Plan (the “Plan”) that provides for the issuance of up to 4,300,000 shares under the Plan. On June 12, 2006, the Company approved the issuance of 1,238,102 options to employees.

See report of independent registered public accounting firm.

Petramerica Oil, Inc., and
Triton Distribution Systems, Inc.
Pro Forma Combined Financial Statements
(unaudited)

Contents

Page

Pro Forma Combined Financial Statements:
Pro Forma Combined Balance Sheet as of March 31, 2006 (unaudited)	F-18

Pro Forma Combined Statements of Operations for the three months ended March 31, 2006 (unaudited)	F-19

Pro Forma Combined Statements of Operations for the year ended December 31, 2005 (unaudited)	F-20

Notes to Pro Forma Combined Financial Statements (unaudited)	F-21

Petramerica Oil, Inc. and
Triton Distribution Systems, Inc.
Pro forma Combined Balance Sheet
As of March 31, 2006

	Petramerica	Triton		Adjustments	Pro forma
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$6,336	$103,747	(b), (c), (d)	$3,653,058	$3,763,141
Prepaid and other current assets		20,548			20,548

TOTAL CURRENT ASSETS	6,336	124,295		3,653,058	3,783,689

FURNITURE AND EQUIPMENT, net		40,593			40,593
WEBSITE DEVELOPMENT COSTS, net		18,879			18,879
INTELLECTUAL PROPERTY, net		232,562			232,562

TOTAL ASSETS	$6,336	$416,329		$3,653,058	$4,075,723

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$5,094	$33,942		$	$39,036
Accounts payable - related party	—	40,000			40,000
Accrued interest - related party	400	6,838	(c)	(6,838)	400
Notes payable - related party	16,000	942,604	(c)	(942,604)	16,000

TOTAL CURRENT LIABILITIES	21,494	1,023,384		(949,442)	95,436

COMMITMENT AND CONTINGENCIES	—	—		—	—

STOCKHOLDERS’ EQUITY
Common Stock	250,370	28,800	(a), (b), (d)	4,646,797	4,925,967
Additional paid in capital	—	309,825	(a)	(309,825)	—
Accumulated deficit during development stage	(70,837)	(945,680	)(a)	70,837	(945,680)
Accumulated deficit	(194,691)	—	(a)	194,691	—

TOTAL STOCKHOLDERS’ DEFICIT	(15,158)	(607,055)		4,602,500	3,980,287

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$6,336	$416,329		$3,653,058	$4,075,723

	—	—		—	—

See accompanying notes to pro forma combined financial statements

Petramerica Oil, Inc. and
Triton Distribution Systems, Inc.
Pro forma Combined Statement of Operations
For the Three Months Ended March 31, 2006

	Petramerica	Triton	Adjustments	Pro forma

NET SALES	$—	$—	$—	$—

COST OF SALES	—	—	—	—

GROSS PROFIT	—	—	—	—

OPERATING EXPENSES
Payroll and related benefits	—	436,143		436,143
Professional fees	5,365	217,639		223,004
Marketing and advertising	—	33,423		33,423
Other general and administrative expenses	1,018	251,637		252,655

TOTAL OPERATING EXPENSES	6,383	938,842	—	945,225

LOSS FROM OPERATIONS	(6,383)	(938,842)	—	(945,225)

OTHER INCOME (EXPENSE)
Interest expense	(161)	(6,838)		(6,999)

TOTAL OTHER INCOME (EXPENSE)	(161)	(6,838)	—	(6,999)

LOSS BEFORE PROVISION FOR INCOME TAXES	(6,544)	(945,680)	—	(952,224)

PROVISION FOR INCOME TAXES	—			—

NET LOSS	$(6,544)	$(945,680)	$—	$(952,224)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.00)			$(0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	2,087,910			38,441,951

See accompanying notes to pro forma combined financial statements

Petramerica Oil, Inc. and
Triton Distribution Systems, Inc.
Pro forma Combined Statement of Operations
For the Year Ended December 31, 2005

	Petramerica	Triton	Adjustments	Pro forma

NET SALES	$—	$—	$—	$—

COST OF SALES	—	—	—	—

GROSS PROFIT	—	—	—	—

OPERATING EXPENSES
Payroll and related benefits	—			—
Professional fees	15,406			15,406
Marketing and advertising	—			—
Other general and administrative expenses	6,050			6,050

TOTAL OPERATING EXPENSES	21,456	—	—	21,456

LOSS FROM OPERATIONS	(21,456)	—	—	(21,456)

OTHER INCOME (EXPENSE)
Interest expense	(239)			(239)

TOTAL OTHER INCOME (EXPENSE)	(239)	—	—	(239)

LOSS BEFORE PROVISION FOR INCOME TAXES	(21,695)	—	—	(21,695)

PROVISION FOR INCOME TAXES	—			—

NET LOSS	$(21,695)	$—	$—	$(21,695)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.01)			$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	2,087,910			38,441,951

See accompanying notes to pro forma combined financial statements

Petramerica Oil, Inc., and

Triton Distribution Systems, Inc.

Notes to Pro form Combined Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The accompanying pro forma combined balance sheet presents the accounts of Petramerica Oil, Inc., (“Petra”) and Triton Distribution Systems, Inc. (“Triton”) as if the acquisition of Triton by Petra occurred on March 31, 2006. The accompanying pro forma combined statements of operations present the accounts of Petra and Triton for the year ended December 31, 2005 and the three months ended March 31, 2006 as if the acquisition occurred on January 1, 2005.  For accounting purposes, the transaction is being accounted for as a reverse acquisition as Triton is deemed to be the accounting acquirer.

The following adjustments would be required if the acquisition occurred as indicated above:

a.                                       To adjust the stockholders deficit accounts to reflect the transaction being accounted for as a recapitalization of Triton (reverse acquisition);

b.                                      To account for the net proceeds from the sale of 7,151,802 (5,750,000 pre-split) shares on Triton common stock of $5,002,500 ($5,750,000 less commissions and fees of $747,500);

c.                                       To record the re-payment of the related party notes and accrued interest; and

d.                                      To record the re-purchase of 400,000 shares of Petra common stock for $400,000.

(d)   Exhibits

Number	Exhibit
10.1	Exchange Agreement with Triton Distribution Systems, Inc.

10.2	NAITAS Agreement

10.3	Malaysia Airlines Agreement

10.5	eLong Agreement

10.6	Yoee Agreement

10.7	Galileo Agreement

10.8	SITA Agreement

10.9	Definitive Agreement with Mr. Lykiardopoulos

10.10	Employment Agreement with Mr. Lykiardopoulos

23.1	Consent of Moore Stephens Wurth Frazier and Torbet, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 12, 2006

PETRAMERICA OIL, INC.

By:	/s/ Gregory Lykiardopoulos
Gregory Lykiardopoulos
Chief Executive Officer